Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRSTBANK CORPORATION

AND

MERCANTILE BANK CORPORATION

Dated as of August 14, 2013

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	Merger	2
1.2	The Closing	2
1.3	Effective Time of Merger	2
1.4	Additional Actions	2
1.5	Surviving Corporation	3

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		3
2.1	Conversion of Securities	3
2.2	Stock Plans	4
2.3	Surrender of Shares	5
2.4	Distributions with Respect to Unexchanged Shares	6
2.5	Termination of Exchange Fund	6
2.6	No Further Ownership Rights in Firstbank Common Stock	6
2.7	No Fractional Shares	7
2.8	No Liability	7
2.9	Lost, Stolen or Destroyed Certificates	7
2.10	Withholding Rights	8
2.11	Investment of Exchange Fund	8
2.12	Adjustments	8

ARTICLE III FIRSTBANK’S REPRESENTATIONS AND WARRANTIES		8
3.1	Authorization, No Conflicts, Etc.	8
3.2	Organization and Good Standing	10
3.3	Subsidiaries	10
3.4	Capital Stock	11
3.5	Financial Statements	11
3.6	Absence of Certain Changes or Events	12
3.7	Legal Proceedings	12
3.8	Regulatory Filings	13
3.9	No Indemnification Claims	13
3.10	Conduct of Business	13
3.11	Transaction Documents	13
3.12	Agreements With Bank Regulators	14
3.13	Tax Matters	14
3.14	Properties	15
3.15	Intellectual Property	16
3.16	Required Licenses, Permits, Etc.	17
3.17	Material Contracts and Change of Control	17
3.18	Labor and Employment Matters	19
3.19	Employee Benefits	21
3.20	Environmental Matters	22
3.21	Duties as Fiduciary	23
3.22	Investment Bankers and Brokers	23

3.23	Fairness Opinion	24
3.24	Firstbank-Related Persons	24
3.25	Change in Business Relationships	24
3.26	Insurance	24
3.27	Books and Records	25
3.28	Loan Guarantees	25
3.29	Data Security and Customer Privacy	25
3.30	Allowance for Loan and Lease Losses	25
3.31	Loans and Investments	26
3.32	Loan Origination and Servicing	26
3.33	Securities Laws Matters	26
3.34	Joint Ventures; Strategic Alliances	27
3.35	Policies and Procedures	27
3.36	Shareholder Rights Plan	27
3.37	No Other Representations and Warranties	27

ARTICLE IV MERCANTILE’S REPRESENTATIONS AND WARRANTIES		27
4.1	Authorization, No Conflicts, Etc.	28
4.2	Organization and Good Standing	29
4.3	Subsidiaries	29
4.4	Capital Stock	30
4.5	Financial Statements	31
4.6	Absence of Certain Changes or Events	32
4.7	Legal Proceedings	32
4.8	Regulatory Filings	32
4.9	No Indemnification Claims	32
4.10	Conduct of Business	32
4.11	Transaction Documents	33
4.12	Agreements With Bank Regulators	33
4.13	Tax Matters	33
4.14	Properties	34
4.15	Intellectual Property	35
4.16	Required Licenses, Permits, Etc.	36
4.17	Material Contracts and Change of Control	36
4.18	Labor and Employment Matters	38
4.19	Employee Benefits	40
4.20	Environmental Matters	42
4.21	Duties as Fiduciary	42
4.22	Investment Bankers and Brokers	43
4.23	Fairness Opinion	43
4.24	Mercantile-Related Persons	43
4.25	Change in Business Relationships	44
4.26	Insurance	44
4.27	Books and Records	44
4.28	Loan Guarantees	44
4.29	Data Security and Customer Privacy	44
4.30	Allowance for Loan and Lease Losses	45

4.31	Loans and Investments	45
4.32	Loan Origination and Servicing	45
4.33	Securities Laws Matters	46
4.34	Joint Ventures; Strategic Alliances	46
4.35	Policies and Procedures	47
4.36	Shareholder Rights Plan	47
4.37	No Other Representations and Warranties	47

ARTICLE V COVENANTS		47
5.1	Conduct of Business by Firstbank	47
5.2	Conduct of Business by Mercantile	52
5.3	Disclosure Letters; Additional Information	58
5.4	No Solicitation by Firstbank	58
5.5	No Solicitation by Mercantile	61
5.6	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings	65
5.7	Stock Exchange Listing	68
5.8	Regulatory Matters and Approvals	68
5.9	Bank Consolidation	70
5.10	Governance Matters	71
5.11	Press Releases and Public Announcement	72
5.12	Access to Information	72
5.13	Indemnification and Insurance	73
5.14	Takeover Laws	75
5.15	Section 16 Matters	75
5.16	Stock Purchase Plans	76
5.17	Securityholder Litigation	76
5.18	Tax-Free Reorganization Treatment	76
5.19	Pre-Merger Special Dividend	76
5.20	Dividends	77
5.21	Trust Preferred Securities	77
5.22	Expenses	77
5.23	Fairness Opinion	77
5.24	Years of Service Credit	78
5.25	Employee Severance	78
5.26	Dividend Reinvestment Plans	78

ARTICLE VI CLOSING CONDITIONS		78
6.1	Conditions to Each Party’s Obligation to Effect the Merger	78
6.2	Conditions to Firstbank’s Obligation to Effect the Merger	79
6.3	Conditions to Mercantile’s Obligation to Effect the Merger	80

ARTICLE VII TERMINATION		81
7.1	Termination of Plan of Merger	81
7.2	Effect of Termination	83

ARTICLE VIII CERTAIN DEFINITIONS		86

ARTICLE IX MISCELLANEOUS		96
9.1	No Third-Party Beneficiaries	96
9.2	Specific Performance	96
9.3	Entire Agreement	96
9.4	Succession and Assignment	96
9.5	Construction	97
9.6	Exclusive Jurisdiction	97
9.7	Waiver of Jury Trial	97
9.8	Notices	97
9.9	Governing Law	98
9.10	Counterparts	98
9.11	Headings	98
9.12	Calculation of Dates and Deadlines	98
9.13	Severability	98
9.14	Non-Survival of Representations, Warranties and Agreements	98
9.15	Amendments	99

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Plan of Merger”) is made as of August 14, 2013, by and between Firstbank Corporation, a Michigan corporation (“Firstbank”), and Mercantile Bank Corporation, a Michigan corporation (“Mercantile”).

PRELIMINARY STATEMENT

1. The respective Boards of Directors of each of Firstbank and Mercantile have determined that it is in the best interests of their respective corporations and shareholders that Firstbank and Mercantile engage in a business combination in order to continue and advance their respective long-term business strategies and goals; and

2. The respective Boards of Directors of each of Firstbank and Mercantile have approved the merger of Firstbank with and into Mercantile (the “Merger”) in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the “MBCA”) and any other applicable Law; and

3. The Firstbank Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Firstbank and the Firstbank Shareholders, and (b) resolved to adopt this Plan of Merger, to authorize the transactions contemplated by it and to recommend approval by the Firstbank Shareholders of this Plan of Merger; and

4. This Plan of Merger is a memorandum of understanding within the meaning of Article X(B) of Firstbank’s articles of incorporation and it has been approved by the Firstbank Board of Directors pursuant to and in accordance with Article X(B) of Firstbank’s articles of incorporation; and

5. The Mercantile Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Mercantile and the Mercantile Shareholders, and (b) resolved to adopt this Plan of Merger, to authorize the transactions contemplated by it and to recommend approval by the Mercantile Shareholders of this Plan of Merger and the issuance of shares of Mercantile Common Stock constituting the Merger Consideration; and

6. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Firstbank and Mercantile agree as follows:

ARTICLE I

THE MERGER

1.1 Merger.

Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Firstbank shall be merged with and into Mercantile and the separate corporate existence of Firstbank shall cease. Firstbank and Mercantile are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Mercantile (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Firstbank and Mercantile, shall vest in the Surviving Corporation, (b) all choses in action of Firstbank and Mercantile shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Firstbank and Mercantile shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 The Closing.

Firstbank and Mercantile shall consummate the Merger (the “Closing”) (a) at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., local time, on a date to be agreed upon by Firstbank and Mercantile, which will be no later than five Business Days immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as Firstbank and Mercantile may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3 Effective Time of Merger.

Upon completion of the Closing, Firstbank and Mercantile shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than two Business Days after the Closing occurs.

1.4 Additional Actions.

At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Firstbank and Mercantile acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Firstbank and Mercantile grant to the

Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Firstbank and Mercantile to take any and all such actions contemplated by this Plan of Merger.

1.5 Surviving Corporation.

At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1 Name. The name of the Surviving Corporation shall be “Mercantile Bank Corporation.”

1.5.2 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Mercantile as in effect immediately prior to the Effective Time, without change.

1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Mercantile as in effect immediately prior to the Effective Time, without change.

1.5.4 Officers. The officers of the Surviving Corporation shall be as set forth in Section 5.10.

1.5.5 Directors. The directors of the Surviving Corporation shall be as set forth in Section 5.10.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Firstbank, Mercantile or any other Person:

2.1.1 Cancellation of Excluded Shares. Each share of Firstbank Common Stock that is owned by Firstbank (or by any of its wholly-owned Subsidiaries) or Mercantile (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares”) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2 Conversion of Common Stock. Each share of Firstbank Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive 1.00 (the “Exchange Ratio”) fully paid and nonassessable share of Mercantile Common Stock (the “Merger Consideration”), whereupon such shares of Firstbank Common Stock will no longer be outstanding and all rights with respect to such shares of Firstbank Common Stock will cease to exist, except the right to receive the Merger

Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.2 Stock Plans.

2.2.1 Firstbank and Mercantile shall take all requisite action so that, as of the Effective Time, each Firstbank Stock Option and share of Firstbank Restricted Stock (each, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Firstbank Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Mercantile Common Stock equal to the product of (a) the aggregate number of shares of Firstbank Common Stock subject to such Award, multiplied by (b) the Exchange Ratio (as converted, a “Converted Stock-Based Award”). The value of any fractional shares related to any Converted Stock-Based Award shall be paid in cash at the time such Converted Stock-Based Award is otherwise settled pursuant to its terms. As of the Effective Time, Mercantile will assume each of the Firstbank Stock Plans.

2.2.2 All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Firstbank Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided in this Plan of Merger. The exercise or strike price (if any) per share of Mercantile Common Stock applicable to any Converted Stock-Based Award which was a Firstbank Stock Option shall be equal to (a) the per share exercise price of such Award immediately prior to the Effective Time divided by (b) the Exchange Ratio. Prior to the Effective Time, Firstbank shall make such amendments and take such other actions with respect to the Firstbank Stock Plans as shall be necessary to effect the adjustment referred to in this Section 2.2, including notifying all participants in the Firstbank Stock Plans of such adjustment.

2.2.3 Mercantile shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Mercantile Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 2.2. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Mercantile Common Stock to be registered and issuable under Converted Stock-Based Awards, Mercantile shall file a post-effective amendment to the Registration Statement or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Mercantile Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

2.2.4 Each share of Firstbank Restricted Stock shall vest as of the Effective Time and be converted into a share of Mercantile Common Stock on the same basis as other shares of Firstbank Common Stock pursuant to this Section 2.2. Each holder of Firstbank Restricted Stock which is converted pursuant to this Section 2.2 shall be permitted to surrender shares of Mercantile Common Stock in satisfaction of applicable Tax withholding obligations.

2.3 Surrender of Shares.

2.3.1 Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Mercantile shall deposit with a bank or trust company designated by Mercantile and reasonably satisfactory to Firstbank (the “Exchange Agent”), for the benefit of the holders of Firstbank Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Mercantile Common Stock, in the aggregate amount equal to the number of shares of Mercantile Common Stock to which holders of Firstbank Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, Mercantile shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.7 and payment of any dividends or other distributions payable pursuant to Section 2.4. All such shares of Mercantile Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the “Exchange Fund.”

2.3.2 Exchange Procedure. As soon as reasonably practicable after the Effective Time, Mercantile shall cause the Exchange Agent to mail to each holder of record of shares of Firstbank Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.7, and (c) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Firstbank Common Stock that is not registered in the transfer records of Firstbank, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Mercantile, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

2.4 Distributions with Respect to Unexchanged Shares.

No dividends or other distributions with respect to Mercantile Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Mercantile Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Mercantile Common Stock shall be paid to any such holder pursuant to Section 2.7, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Mercantile Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Mercantile Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Mercantile Common Stock.

2.5 Termination of Exchange Fund.

Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Mercantile, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Mercantile for, and Mercantile shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, in accordance with this Article II.

2.6 No Further Ownership Rights in Firstbank Common Stock.

The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Firstbank Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the

Closing Date, the share transfer books of Firstbank shall be closed, and there shall be no further registration of transfers on the share transfer books of Firstbank of shares of Firstbank Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Firstbank Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.7 No Fractional Shares.

No certificates or scrip representing fractional shares of Mercantile Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Mercantile shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Mercantile Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Mercantile Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Mercantile Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Mercantile Common Stock multiplied by (b) the closing price for a share of Mercantile Common Stock as reported on NASDAQ on the trading day immediately before the date on which the Effective Time occurs.

2.8 No Liability.

To the fullest extent permitted by applicable Law, none of Firstbank, Mercantile, the Surviving Corporation or the Exchange Agent will be liable to any Firstbank Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Firstbank Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Mercantile free and clear of any claims or interest of any Person previously entitled thereto.

2.9 Lost, Stolen or Destroyed Certificates.

In the event that any Certificate has been lost, stolen or destroyed, Mercantile or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Mercantile or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Firstbank Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Mercantile or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Mercantile or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Mercantile or the Exchange Agent with respect to such Certificate.

2.10 Withholding Rights.

Mercantile shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Mercantile, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Mercantile.

2.11 Investment of Exchange Fund.

The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Mercantile from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Firstbank Shareholders pursuant to this Article II. The Exchange Fund shall not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments shall be for Mercantile’s account.

2.12 Adjustments.

Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Mercantile Common Stock or Firstbank Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Mercantile Common Stock or Firstbank Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Firstbank Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event.

ARTICLE III

FIRSTBANK’S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the Firstbank SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Firstbank to Mercantile prior to or concurrently with the execution of this Plan of Merger (the “Firstbank Disclosure Letter”), it being understood and agreed that the disclosure of any item in the Firstbank SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article III is reasonably apparent on the face of such disclosure, Firstbank represents and warrants to Mercantile that:

3.1 Authorization, No Conflicts, Etc.

3.1.1 Authorization of Plan of Merger. Firstbank has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Firstbank Common Stock entitled to vote to approve the Plan of Merger (the “Firstbank Shareholder Approval”),

to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Firstbank Board of Directors. The Firstbank Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Firstbank and the Firstbank Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and resolved to recommend approval by the Firstbank Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the “Firstbank Board Recommendation”). This Plan of Merger is a memorandum of understanding within the meaning of Article X(B) of Firstbank’s articles of incorporation and it has been approved by the Firstbank Board of Directors pursuant to and in accordance with Article X(B) of Firstbank’s articles of incorporation. Except for the Firstbank Shareholder Approval, no other corporate proceedings on the part of Firstbank are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Mercantile) constitutes valid and binding obligations of, Firstbank and is enforceable against Firstbank in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Firstbank and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Firstbank or any Subsidiary of Firstbank (each a “Firstbank Subsidiary” and collectively, the “Firstbank Subsidiaries”); or (b) any Law or Order applicable to Firstbank or any Firstbank Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Firstbank and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Firstbank or any Firstbank Subsidiary is a party or subject, or by which Firstbank or any Firstbank Subsidiary is bound or affected.

3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Firstbank other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Firstbank has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2 Organization and Good Standing.

Firstbank is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Firstbank has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Firstbank is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Firstbank is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.3 Subsidiaries.

3.3.1 Ownership. Firstbank has provided to Mercantile a true and complete list of each Firstbank Subsidiary as of the date of this Plan of Merger. Other than the Firstbank Subsidiaries, Firstbank does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Firstbank or a Firstbank Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Firstbank Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Firstbank Subsidiary.

3.3.2 Organization and Good Standing. Each of the Firstbank Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.3.3 Deposit Insurance; Other Assessments. The deposits of each Firstbank Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Firstbank Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Firstbank, threatened. Firstbank and each Firstbank Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Firstbank or each Firstbank Subsidiary.

3.4 Capital Stock.

3.4.1 Classes and Shares. The authorized capital stock of Firstbank consists of 20,300,000 shares, divided into two classes, as follows (i) 20,000,000 shares of common stock, no par value (the “Firstbank Common Stock”), of which 8,073,821 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 300,000 shares of preferred stock, no par value (the “Firstbank Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Firstbank Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Firstbank.

3.4.2 Share-Based Awards. Section 3.4.2 of the Firstbank Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Firstbank Common Stock that are authorized and reserved for issuance under each Firstbank Stock Plan, and the number of shares of Firstbank Common Stock that are subject to outstanding Firstbank Stock Options and Firstbank Restricted Stock (collectively, “Firstbank Share-Based Awards”) issued under a Firstbank Stock Plan. All Firstbank Share-Based Awards have been awarded under a Firstbank Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Firstbank Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Firstbank Common Stock. All outstanding shares of Firstbank Common Stock, and all Firstbank Common Stock reserved for issuance under the Firstbank Stock Plans when issued in accordance with the respective terms of the Firstbank Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

3.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Firstbank Common Stock and Firstbank Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Firstbank Common Stock upon the exercise of any Firstbank Stock Options granted pursuant to a Firstbank Stock Plan prior to the date of this Plan of Merger.

3.4.4 Voting Rights. Other than the issued and outstanding shares of Firstbank Common Stock described in Section 3.4.1, neither Firstbank nor any Firstbank Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

3.4.5 Appraisal Rights. No Firstbank Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

3.5 Financial Statements.

3.5.1 Financial Statements. The consolidated financial statements of Firstbank as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Firstbank’s independent accountants, and the unaudited consolidated financial statements of Firstbank as of and for each quarter in 2013 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to

Mercantile (collectively, “Firstbank’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Firstbank as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Firstbank as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Firstbank’s Financial Statements). No financial statements of any entity or enterprise other than the Firstbank Subsidiaries are required by GAAP to be included in the consolidated financial statements of Firstbank.

3.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Firstbank Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the FDIC; and

3.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Firstbank as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Firstbank or any Firstbank Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the “Firstbank Call Reports.”

3.6 Absence of Certain Changes or Events.

Since December 31, 2012, (a) Firstbank and the Firstbank Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.7 Legal Proceedings.

There is no Action pending or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Firstbank or any of the Firstbank Subsidiaries. Neither Firstbank nor any of the Firstbank Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. No officer or director of Firstbank or any of the Firstbank Subsidiaries is a defendant in any Action commenced by any shareholder of Firstbank or any of the Firstbank Subsidiaries with respect to the performance of his or her duties as an officer or a director of Firstbank or any of the Firstbank Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.8 Regulatory Filings.

In the last three years:

3.8.1 Regulatory Filings. Firstbank and each Firstbank Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

3.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.9 No Indemnification Claims.

To the Knowledge of Firstbank, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Firstbank or any Firstbank Subsidiary.

3.10 Conduct of Business.

Firstbank and each Firstbank Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.11 Transaction Documents.

None of the information supplied or to be supplied by Firstbank for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Joint Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Mercantile Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Firstbank with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Mercantile for inclusion or incorporation by reference in the Joint Proxy Statement.

3.12 Agreements With Bank Regulators.

Neither Firstbank nor any Firstbank Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Firstbank’s or a Firstbank Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Firstbank or any Firstbank Subsidiary (a “Regulatory Agreement”), nor has Firstbank nor any Firstbank Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Firstbank nor any Firstbank Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.13 Tax Matters.

3.13.1 All material Tax Returns required by applicable Law to have been filed by Firstbank and each Firstbank Subsidiary since January 1, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2007, Firstbank and each Firstbank Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2007, all material Taxes that are due and payable by Firstbank and each Firstbank Subsidiary have been paid.

3.13.2 There is no audit or other proceeding pending against or with respect to Firstbank or any Firstbank Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Firstbank or any of the Firstbank Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.13.3 Neither Firstbank nor any Firstbank Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.13.4 Neither Firstbank nor any Firstbank Subsidiary is a party to any Tax allocation or sharing agreement.

3.13.5 Neither Firstbank nor any Firstbank Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Firstbank and one or more Firstbank Subsidiaries are the only members). Neither Firstbank nor any Firstbank Subsidiary is a general partner in any partnership.

3.13.6 Within the past three years, neither Firstbank nor any Firstbank Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

3.13.7 Neither Firstbank nor any Firstbank Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.13.8 Neither Firstbank nor any Firstbank Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13.9 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Firstbank or any Firstbank Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

3.14 Properties.

3.14.1 Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, Firstbank and each Firstbank Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Firstbank or any of the Firstbank Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Firstbank and each Firstbank Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Firstbank or any Firstbank Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Firstbank nor any Firstbank Subsidiary has received any written notice alleging violation, breach, or default of such lease. Firstbank and each Firstbank Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Firstbank and all Firstbank Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

3.14.2 Notices: Owned Real Property. With respect to real property owned by Firstbank or any Firstbank Subsidiary, none of Firstbank nor any Firstbank Subsidiary (a) has received written notice of any pending, and to the Knowledge of Firstbank there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.14.3 Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Firstbank or any Firstbank Subsidiary, none of Firstbank nor any Firstbank Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Firstbank or (b) (i) has received written notice of any pending, and to the Knowledge of Firstbank there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.15 Intellectual Property.

Firstbank and the Firstbank Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Firstbank, threatened that Firstbank or any of the Firstbank Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Firstbank, no Person is infringing, misappropriating or otherwise violating the rights of Firstbank or any of the Firstbank Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Firstbank or any of the Firstbank Subsidiaries (collectively the “Firstbank-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, to the Knowledge of Firstbank: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Firstbank or any of the Firstbank Subsidiaries with respect to the validity or enforceability of the Firstbank-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Firstbank-Owned Intellectual Property or Intellectual Property licensed to Firstbank or any Firstbank Subsidiary.

3.16 Required Licenses, Permits, Etc.

Firstbank and each Firstbank Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Firstbank Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

3.17 Material Contracts and Change of Control.

3.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Firstbank Material Contract” means any of the following Contracts to which Firstbank or any of the Firstbank Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.17.1.1 Each Contract that (a) has been or (b) would be required to be, but has not been, filed by Firstbank as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

3.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Firstbank or any of the Firstbank Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.17.1.3 Each Contract that creates a partnership or joint venture to which Firstbank or any of the Firstbank Subsidiaries is a party;

3.17.1.4 Each Contract between or among Firstbank and any Firstbank Subsidiary;

3.17.1.5 Each Contract with a correspondent banker;

3.17.1.6 Each Contract relating to the borrowing of money by Firstbank or any Firstbank Subsidiary or guarantee by Firstbank or any Firstbank Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Firstbank Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $500,000;

3.17.1.7 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Firstbank or any of the Firstbank Subsidiaries has any continuing obligations, contingent or otherwise;

3.17.1.8 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Firstbank or any of the Firstbank Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.17.1.9 Each voting agreement or registration rights agreement with respect to the capital stock of Firstbank or any of the Firstbank Subsidiaries;

3.17.1.10 Each Contract granting Firstbank or any Firstbank Subsidiary the right to use, restricting Firstbank’s or any Firstbank Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Firstbank’s or any Firstbank Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.17.1.11 Each Contract that limits the payment of dividends by Firstbank or any Firstbank Subsidiary;

3.17.1.12 Each Contract involving a standstill or similar obligation of Firstbank or any of the Firstbank Subsidiaries relating to the purchase of securities of Firstbank or any other Person;

3.17.1.13 Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Firstbank or any Firstbank Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Firstbank or a Firstbank Subsidiary, or (b) to the Knowledge of Firstbank, any (i) record or beneficial owner of five percent or more of the voting securities of Firstbank, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Firstbank, except those Contracts of a type available to employees of Firstbank generally;

3.17.1.14 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

3.17.1.15 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $3,000,000;

3.17.1.16 Each Contract or commitment for a loan participation agreement with any other Person in excess of $3,000,000; and

3.17.1.17 Each Contract that is material to the financial condition, results of operations or business of Firstbank or any Firstbank Subsidiary.

3.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Firstbank has provided or made available to Mercantile a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, (a) all Firstbank Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Firstbank nor any of the Firstbank Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Firstbank Material Contract, (c) to the Knowledge of Firstbank, no other party to any Firstbank Material Contract is in breach of or in default under any Firstbank Material Contract, and (d) neither Firstbank nor any Firstbank Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Firstbank Material Contract.

3.17.3 Effect of Merger and Related Transactions. There is no Firstbank Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Firstbank, any Firstbank Subsidiary or the Surviving Corporation or (ii) have a Firstbank Material Adverse Effect.

3.18 Labor and Employment Matters.

3.18.1 Compliance with Labor and Employment Laws. (a) Firstbank and all of the Firstbank Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Firstbank, threatened against or affecting Firstbank or any of the Firstbank Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Firstbank or any Firstbank Subsidiary; (e) as of the date of this Plan of Merger, Firstbank has not received written notice of charges with respect to or relating to Firstbank or any Firstbank Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Firstbank nor any Firstbank Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Firstbank or any Firstbank Subsidiary and, to the Knowledge of Firstbank, no such investigation is in progress.

3.18.2 Collective Bargaining Agreements. Neither Firstbank nor any Firstbank Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

3.18.3 At-Will Employment. All salaried employees, hourly employees, and temporary employees of Firstbank and any of the Firstbank Subsidiaries are employed on an at-will basis by Firstbank or any of the Firstbank Subsidiaries and may be

terminated at any time with or without cause and without any severance or other liabilities to Firstbank or any Firstbank Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Firstbank or any Firstbank Subsidiary made to any employees that commits Firstbank, any Firstbank Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.18.4 WARN Act. Since January 1, 2010, neither Firstbank nor any Firstbank Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Firstbank or any Firstbank Subsidiary, except in compliance with the WARN Act.

3.18.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Firstbank, threatened against Firstbank or any Firstbank Subsidiary. Firstbank and all of the Firstbank Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.18.6 Certain Contracts. Neither Firstbank nor any Firstbank Subsidiary is a party or subject to any Contract which restricts Firstbank or any Firstbank Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.18.7 Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Firstbank or any Firstbank Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Firstbank Benefit Plan.

3.18.8 Eligibility Verification. Firstbank has implemented commercially reasonable procedures to ensure that all employees who are performing services for Firstbank or any Firstbank Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.18.9 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Firstbank and all Firstbank Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19 Employee Benefits.

3.19.1 Firstbank has delivered or made available to Mercantile true and complete copies of all material Firstbank Benefit Plans. Each Firstbank Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.19.2 Each Firstbank Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Firstbank, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

3.19.3 All contributions, payments or premiums required to be made with respect to any Firstbank Benefit Plan by Firstbank on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded Firstbank Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Firstbank and the Firstbank Subsidiaries have performed all material obligations required to be performed under all Firstbank Benefit Plans with respect to which Firstbank or any ERISA Affiliate of Firstbank has an obligation to contribute.

3.19.4 Neither Firstbank nor any ERISA Affiliate of Firstbank participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Firstbank nor any ERISA Affiliate of Firstbank maintains or contributes to, or is party to, and, at no time since January 1, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States.

3.19.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Firstbank nor any Firstbank Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

3.19.6 The execution, delivery of, and performance by Firstbank of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Firstbank or any of the Firstbank Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Firstbank or any of the Firstbank Subsidiaries to amend or terminate any Firstbank Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

3.19.7 Firstbank and the Firstbank Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Firstbank Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Firstbank Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.19.8 Each Firstbank Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Firstbank nor any of the Firstbank Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.19.9 There is no pending or, to the Knowledge of Firstbank, threatened Action with respect to any Firstbank Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.19.10 Since January 1, 2013, neither Firstbank nor any of the Firstbank Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Firstbank Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Firstbank Benefit Plan.

3.19.11 Each of the Firstbank Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect. Neither Firstbank nor any of the Firstbank Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

3.20 Environmental Matters.

3.20.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect: (a) Firstbank and each of the Firstbank Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Firstbank and each of the

Firstbank Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Firstbank, threatened against Firstbank or any of the Firstbank Subsidiaries, and, to the Knowledge of Firstbank, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Firstbank or any of the Firstbank Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Firstbank Site and no Hazardous Materials are present in, on, about or migrating to or from any Firstbank Site that could give rise to an Environmental Claim against Firstbank or any of the Firstbank Subsidiaries; (e) neither Firstbank nor any of the Firstbank Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Firstbank nor any of the Firstbank Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Firstbank nor any of the Firstbank Subsidiaries, any predecessors of Firstbank or any of the Firstbank Subsidiaries, nor any entity previously owned by Firstbank or any of the Firstbank Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Firstbank or any of the Firstbank Subsidiaries.

3.20.2 No Firstbank Site contains, and to the Knowledge of Firstbank has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Firstbank Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Firstbank Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.21 Duties as Fiduciary.

To the Knowledge of Firstbank, Firstbank and each Firstbank Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Firstbank nor any Firstbank Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Firstbank or any Firstbank Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Firstbank’s Financial Statements.

3.22 Investment Bankers and Brokers.

Firstbank has employed Sandler O’Neill & Partners, L.P. (“Firstbank Investment Banker”) in connection with the Merger. Firstbank, the Firstbank Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Firstbank Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Firstbank to Firstbank Investment Banker in connection with the Merger, as described in Section 3.22 of the

Firstbank Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Firstbank or any Firstbank Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Firstbank has provided to Mercantile true and complete copies of each agreement, arrangement, and understanding between Firstbank and Firstbank Investment Banker prior to the date of this Plan of Merger.

3.23 Fairness Opinion.

The Firstbank Board of Directors has received the oral opinion of the Firstbank Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the Firstbank Shareholders from a financial point of view. Such oral opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Firstbank-Related Persons.

3.24.1 Insider Loans. No Firstbank-Related Person has any loan, credit or other Contract outstanding with Firstbank or any Firstbank Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Firstbank or any Firstbank Subsidiary.

3.24.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Firstbank or any Firstbank Subsidiary, no Firstbank-Related Person owns or controls any assets or properties that are used in the business of Firstbank or any Firstbank Subsidiary.

3.24.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Firstbank-Related Person has any contractual relationship with Firstbank or any Firstbank Subsidiary.

3.24.4 Loan Relationships. No Firstbank-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Firstbank or any Firstbank Subsidiary in a principal amount of $500,000 or more.

3.25 Change in Business Relationships.

As of the date of this Plan of Merger, no director or executive officer of Firstbank has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Firstbank or any Firstbank Subsidiary, or other person with whom Firstbank or any Firstbank Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Firstbank or any Firstbank Subsidiary, the effect of which would reasonably be expected to have a Firstbank Material Adverse Effect.

3.26 Insurance.

Firstbank and the Firstbank Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2007, no insurance company has canceled or refused to renew a policy of insurance covering Firstbank’s or any Firstbank Subsidiary’s assets, properties, premises, operations, directors or personnel. Firstbank and the Firstbank Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Firstbank or the Firstbank Subsidiaries.

3.27 Books and Records.

The books of account, minute books, stock record books, and other records of Firstbank are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Firstbank and the Firstbank Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2012, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Mercantile’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

3.28 Loan Guarantees.

Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, all guarantees of indebtedness owed to Firstbank or any Firstbank Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.29 Data Security and Customer Privacy.

Firstbank and each Firstbank Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Firstbank and each Firstbank Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.30 Allowance for Loan and Lease Losses.

The allowance for loan and lease losses as reflected in Firstbank’s consolidated financial statements and the Firstbank Call Reports as of December 31, 2012 and as of each quarter ended after December 31, 2012 was, in the reasonable opinion of Firstbank’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

3.31 Loans and Investments.

All investments and, to the Knowledge of Firstbank, all loans of Firstbank and each Firstbank Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.32 Loan Origination and Servicing.

In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Firstbank and each Firstbank Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.33 Securities Laws Matters.

3.33.1 Since January 1, 2010, Firstbank has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Firstbank SEC Reports”). Each of the Firstbank SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those Firstbank SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Firstbank SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Firstbank Subsidiaries are or ever has been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Firstbank SEC Reports.

3.33.2 Firstbank has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Firstbank has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Firstbank has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to Firstbank’s auditors and the audit committee of the Firstbank Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Firstbank’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Firstbank’s internal controls over financial reporting. Since January 1, 2010, neither Firstbank nor any of the

Firstbank Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Firstbank or any Firstbank Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Firstbank or any Firstbank Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2010, subject to any applicable grace periods, Firstbank has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect.

3.34 Joint Ventures; Strategic Alliances.

Neither Firstbank nor any Firstbank Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.35 Policies and Procedures.

Firstbank and each Firstbank Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Mercantile as applicable to the periods when those policies and procedures were in effect.

3.36 Shareholder Rights Plan.

Firstbank does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.37 No Other Representations and Warranties.

Except for the representations and warranties made by Firstbank and the Firstbank Subsidiaries in this Article III, neither Firstbank nor any other Person makes or has made any representation or warranty with respect to Firstbank or the Firstbank Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Mercantile or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

MERCANTILE’S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the Mercantile SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Mercantile to Firstbank prior to or concurrently with the execution of this Plan of Merger (the “Mercantile Disclosure Letter”), it being understood and agreed that the disclosure of any item in the Mercantile SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Mercantile represents and warrants to Firstbank that:

4.1 Authorization, No Conflicts, Etc.

4.1.1 Authorization of Plan of Merger. Mercantile has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Mercantile Common Stock entitled to vote to approve this Plan of Merger and the affirmative vote of at least a majority of the votes cast by the holders of shares of Mercantile Common Stock entitled to vote to approve the issuance of shares of Mercantile Common Stock constituting the Merger Consideration (the “Mercantile Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Mercantile Board of Directors. The Mercantile Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Mercantile and the Mercantile Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and resolved to recommend approval by the Mercantile Shareholders of this Plan of Merger and the transactions contemplated by it and the issuance of shares of Mercantile Common Stock constituting the Merger Consideration (such recommendation, the “Mercantile Board Recommendation”). Except for the Mercantile Shareholder Approval, no other corporate proceedings on the part of Mercantile are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Firstbank) constitutes valid and binding obligations of, Mercantile and is enforceable against Mercantile in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Mercantile, the issuance of shares of Mercantile Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Mercantile or any Subsidiary of Mercantile (each a “Mercantile Subsidiary” and collectively, the “Mercantile Subsidiaries”); or (b) any Law or Order applicable to Mercantile or any Mercantile Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Mercantile, the issuance of shares of Mercantile Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Mercantile or any Mercantile Subsidiary is a party or subject, or by which Mercantile or any Mercantile Subsidiary is bound or affected.

4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Mercantile other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Mercantile has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

4.2 Organization and Good Standing.

Mercantile is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Mercantile has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Mercantile is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Mercantile is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.3 Subsidiaries.

4.3.1 Ownership. Mercantile has provided to Firstbank a true and complete list of each Mercantile Subsidiary as of the date of this Plan of Merger. Other than the Mercantile Subsidiaries, Mercantile does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Mercantile or a Mercantile Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Mercantile Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Mercantile Subsidiary.

4.3.2 Organization and Good Standing. Each of the Mercantile Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.3.3 Deposit Insurance; Other Assessments. The deposits of each Mercantile Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Mercantile Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Mercantile, threatened. Mercantile and each Mercantile Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Mercantile or each Mercantile Subsidiary.

4.4 Capital Stock.

4.4.1 Classes and Shares. The authorized capital stock of Mercantile consists of 21,000,000 shares, divided into two classes, as follows (a) 20,000,000 shares of common stock, no par value (the “Mercantile Common Stock”), of which 8,707,003 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 1,000,000 shares of preferred stock, no par value (the “Mercantile Preferred Stock”), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Mercantile Share-Based Awards, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Mercantile.

4.4.2 Share-Based Awards. Section 4.4.2 of the Mercantile Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Mercantile Common Stock that are authorized and reserved for issuance under each Mercantile Stock Plan, and the number of shares of Mercantile Common Stock that are subject to outstanding Mercantile Stock Options and Mercantile Restricted Stock (collectively, “Mercantile Share-Based Awards”) issued under a Mercantile Stock Plan. All Mercantile Share-Based Awards have been awarded under a Mercantile Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Mercantile Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Mercantile Common Stock. All outstanding shares of Mercantile Common Stock, and all Mercantile Common Stock reserved for issuance under the Mercantile Stock Plans when issued in accordance with the respective terms of the Mercantile Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

4.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Mercantile Common Stock and Mercantile Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Mercantile Common Stock upon the exercise of any Mercantile Stock Options granted pursuant to a Mercantile Stock Plan prior to the date of this Plan of Merger.

4.4.4 Voting Rights. Other than the issued and outstanding shares of Mercantile Common Stock described in Section 4.4.1, neither Mercantile nor any Mercantile Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger, or the issuance of Mercantile Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Mercantile Common Stock that constitutes the Merger Consideration.

4.4.5 Appraisal Rights. No Mercantile Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

4.5 Financial Statements.

4.5.1 Financial Statements. The consolidated financial statements of Mercantile as of and for each of the three years ended December 31, 2012, 2011, and 2010, as reported on by Mercantile’s independent accountants, and the unaudited consolidated financial statements of Mercantile as of and for each quarter in 2013 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Firstbank (collectively, “Mercantile’s Financial Statements”), fairly present, and the unaudited consolidated financial statements of Mercantile as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Mercantile as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Mercantile’s Financial Statements). No financial statements of any entity or enterprise other than the Mercantile Subsidiaries are required by GAAP to be included in the consolidated financial statements of Mercantile.

4.5.2 Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

4.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Mercantile Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the FDIC; and

4.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Mercantile as of and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and as of and for each quarter ended in 2013 before the date of this Plan of Merger as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Mercantile or any Mercantile Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the “Mercantile Call Reports.”

4.6 Absence of Certain Changes or Events.

Since December 31, 2012, (a) Mercantile and the Mercantile Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.7 Legal Proceedings.

There is no Action pending or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Mercantile or any of the Mercantile Subsidiaries. Neither Mercantile nor any of the Mercantile Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. No officer or director of Mercantile or any of the Mercantile Subsidiaries is a defendant in any Action commenced by any shareholder of Mercantile or any of the Mercantile Subsidiaries with respect to the performance of his or her duties as an officer or a director of Mercantile or any of the Mercantile Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

4.8 Regulatory Filings.

In the last three years:

4.8.1 Regulatory Filings. Mercantile and each Mercantile Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.8.2 Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9 No Indemnification Claims.

To the Knowledge of Mercantile, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Mercantile or any Mercantile Subsidiary.

4.10 Conduct of Business.

Mercantile and each Mercantile Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.11 Transaction Documents.

None of the information supplied or to be supplied by Mercantile for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Joint Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Firstbank Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Mercantile Shareholders and the Firstbank Shareholders and at the time of the Mercantile Shareholder Meeting and the Firstbank Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Mercantile with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Firstbank for inclusion or incorporation by reference in the Joint Proxy Statement.

4.12 Agreements With Bank Regulators.

Neither Mercantile nor any Mercantile Subsidiary is a party to any Regulatory Agreement, nor has Mercantile nor any Mercantile Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Mercantile nor any Mercantile Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.13 Tax Matters.

4.13.1 All material Tax Returns required by applicable Law to have been filed by Mercantile and each Mercantile Subsidiary since January 1, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2007, Mercantile and each Mercantile Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2007, all material Taxes that are due and payable by Mercantile and each Mercantile Subsidiary have been paid.

4.13.2 There is no audit or other proceeding pending against or with respect to Mercantile or any Mercantile Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Mercantile or any of the Mercantile Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

4.13.3 Neither Mercantile nor any Mercantile Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

4.13.4 Neither Mercantile nor any Mercantile Subsidiary is a party to any Tax allocation or sharing agreement.

4.13.5 Neither Mercantile nor any Mercantile Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Mercantile and one or more Mercantile Subsidiaries are the only members). Neither Mercantile nor any Mercantile Subsidiary is a general partner in any partnership.

4.13.6 Within the past three years, neither Mercantile nor any Mercantile Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

4.13.7 Neither Mercantile nor any Mercantile Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

4.13.8 Neither Mercantile nor any Mercantile Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.13.9 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Mercantile or any Mercantile Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

4.14 Properties.

4.14.1 Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, Mercantile and each Mercantile Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Mercantile or any of the Mercantile Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Mercantile and each Mercantile Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Mercantile or any Mercantile Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Mercantile nor any Mercantile Subsidiary has received any written notice alleging violation, breach, or default of such lease. Mercantile and each Mercantile Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Mercantile and all Mercantile Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

4.14.2 Notices: Owned Real Property. With respect to real property owned by Mercantile or any Mercantile Subsidiary, none of Mercantile nor any Mercantile Subsidiary (a) has received written notice of any pending, and to the Knowledge of Mercantile there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.14.3 Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Mercantile or any Mercantile Subsidiary, none of Mercantile nor any Mercantile Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Mercantile or (b) (i) has received written notice of any pending, and to the Knowledge of Mercantile there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.15 Intellectual Property.

Mercantile and the Mercantile Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Mercantile, threatened that Mercantile or any of the Mercantile Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Mercantile, no Person is infringing, misappropriating or otherwise violating the rights of Mercantile or any of the Mercantile Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Mercantile or any of the Mercantile Subsidiaries (collectively the “Mercantile-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, to the Knowledge of Mercantile: (a) no circumstances exist which could reasonably be expected to give rise to any

(i) Action that challenges the rights of Mercantile or any of the Mercantile Subsidiaries with respect to the validity or enforceability of the Mercantile-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Mercantile-Owned Intellectual Property or Intellectual Property licensed to Mercantile or any Mercantile Subsidiary.

4.16 Required Licenses, Permits, Etc.

Mercantile and each Mercantile Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Mercantile Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

4.17 Material Contracts and Change of Control.

4.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Mercantile Material Contract” means any of the following Contracts to which Mercantile or any of the Mercantile Subsidiaries is a party or bound as of the date of this Plan of Merger:

4.17.1.1 Each Contract that (a) has been or (b) would be required to be, but has not been, filed by Mercantile as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

4.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of Mercantile or any of the Mercantile Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

4.17.1.3 Each Contract that creates a partnership or joint venture to which Mercantile or any of the Mercantile Subsidiaries is a party;

4.17.1.4 Each Contract between or among Mercantile and any Mercantile Subsidiary;

4.17.1.5 Each Contract with a correspondent banker;

4.17.1.6 Each Contract relating to the borrowing of money by Mercantile or any Mercantile Subsidiary or guarantee by Mercantile or any Mercantile Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Mercantile Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $500,000;

4.17.1.7 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Mercantile or any of the Mercantile Subsidiaries has any continuing obligations, contingent or otherwise;

4.17.1.8 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Mercantile or any of the Mercantile Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

4.17.1.9 Each voting agreement or registration rights agreement with respect to the capital stock of Mercantile or any of the Mercantile Subsidiaries;

4.17.1.10 Each Contract granting Mercantile or any Mercantile Subsidiary the right to use, restricting Mercantile’s or any Mercantile Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Mercantile’s or any Mercantile Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

4.17.1.11 Each Contract that limits the payment of dividends by Mercantile or any Mercantile Subsidiary;

4.17.1.12 Each Contract involving a standstill or similar obligation of Mercantile or any of the Mercantile Subsidiaries relating to the purchase of securities of Mercantile or any other Person;

4.17.1.13 Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Mercantile or any Mercantile Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Mercantile or a Mercantile Subsidiary, or (b) to the Knowledge of Mercantile, any (i) record or beneficial owner of five percent or more of the voting securities of Mercantile, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Mercantile, except those Contracts of a type available to employees of Mercantile generally;

4.17.1.14 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

4.17.1.15 Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $3,000,000;

4.17.1.16 Each Contract or commitment for a loan participation agreement with any other Person in excess of $3,000,000; and

4.17.1.17 Each Contract that is material to the financial condition, results of operations or business of Mercantile or any Mercantile Subsidiary.

4.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Mercantile has provided or made available to Firstbank a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, (a) all Mercantile Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither Mercantile nor any of the Mercantile Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Mercantile Material Contract, (c) to the Knowledge of Mercantile, no other party to any Mercantile Material Contract is in breach of or in default under any Mercantile Material Contract, and (d) neither Mercantile nor any Mercantile Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Mercantile Material Contract.

4.17.3 Effect of Merger and Related Transactions. There is no Mercantile Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Mercantile, any Mercantile Subsidiary or the Surviving Corporation or (ii) have a Mercantile Material Adverse Effect.

4.18 Labor and Employment Matters.

4.18.1 Compliance with Labor and Employment Laws. (a) Mercantile and all of the Mercantile Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Mercantile, threatened against or affecting Mercantile or any of the Mercantile Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Mercantile or any Mercantile Subsidiary; (e) as of the date of this Plan of Merger, Mercantile has not received written notice of charges with respect to or relating to Mercantile or any Mercantile Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Mercantile nor any Mercantile Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Mercantile or any Mercantile Subsidiary and, to the Knowledge of Mercantile, no such investigation is in progress.

4.18.2 Collective Bargaining Agreements. Neither Mercantile nor any Mercantile Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

4.18.3 At-Will Employment. All salaried employees, hourly employees, and temporary employees of Mercantile and any of the Mercantile Subsidiaries are employed on an at-will basis by Mercantile or any of the Mercantile Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Mercantile or any Mercantile Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Mercantile or any Mercantile Subsidiary made to any employees that commits Mercantile, any Mercantile Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

4.18.4 WARN Act. Since January 1, 2010, neither Mercantile nor any Mercantile Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Mercantile or any Mercantile Subsidiary, except in compliance with the WARN Act.

4.18.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Mercantile, threatened against Mercantile or any Mercantile Subsidiary. Mercantile and all of the Mercantile Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.18.6 Certain Contracts. Neither Mercantile nor any Mercantile Subsidiary is a party or subject to any Contract which restricts Mercantile or any Mercantile Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

4.18.7 Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Mercantile or any Mercantile Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Mercantile Benefit Plan.

4.18.8 Eligibility Verification. Mercantile has implemented commercially reasonable procedures to ensure that all employees who are performing services for Mercantile or any Mercantile Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

4.18.9 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Mercantile and all Mercantile Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

4.19 Employee Benefits.

4.19.1 Mercantile has delivered or made available to Firstbank true and complete copies of all material Mercantile Benefit Plans. Each Mercantile Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.19.2 Each Mercantile Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Mercantile, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

4.19.3 All contributions, payments or premiums required to be made with respect to any Mercantile Benefit Plan by Mercantile on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded Mercantile Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Mercantile and the Mercantile Subsidiaries have performed all material obligations required to be performed under all Mercantile Benefit Plans with respect to which Mercantile or any ERISA Affiliate of Mercantile has an obligation to contribute.

4.19.4 Neither Mercantile nor any ERISA Affiliate of Mercantile participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither Mercantile nor any ERISA Affiliate of Mercantile maintains or contributes to, or is party to, and, at no time since January 1, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States.

4.19.5 Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Mercantile nor any Mercantile Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

4.19.6 The execution, delivery of, and performance by Mercantile of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Mercantile or any of the Mercantile Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Mercantile or any of the Mercantile Subsidiaries to amend or terminate any Mercantile Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

4.19.7 Mercantile and the Mercantile Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Mercantile Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Mercantile Benefit Plan effective as of any date on or after the date of this Plan of Merger.

4.19.8 Each Mercantile Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Mercantile nor any of the Mercantile Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

4.19.9 There is no pending or, to the Knowledge of Mercantile, threatened Action with respect to any Mercantile Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

4.19.10 Since January 1, 2013, neither Mercantile nor any of the Mercantile Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Mercantile Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Mercantile Benefit Plan.

4.19.11 Each of the Mercantile Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect. Neither Mercantile nor any of the Mercantile Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

4.20 Environmental Matters.

4.20.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect: (a) Mercantile and each of the Mercantile Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Mercantile and each of the Mercantile Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Mercantile, threatened against Mercantile or any of the Mercantile Subsidiaries, and, to the Knowledge of Mercantile, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Mercantile or any of the Mercantile Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Mercantile Site and no Hazardous Materials are present in, on, about or migrating to or from any Mercantile Site that could give rise to an Environmental Claim against Mercantile or any of the Mercantile Subsidiaries; (e) neither Mercantile nor any of the Mercantile Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Mercantile nor any of the Mercantile Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Mercantile nor any of the Mercantile Subsidiaries, any predecessors of Mercantile or any of the Mercantile Subsidiaries, nor any entity previously owned by Mercantile or any of the Mercantile Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Mercantile or any of the Mercantile Subsidiaries.

4.20.2 No Mercantile Site contains, and to the Knowledge of Mercantile has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Mercantile Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Mercantile Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

4.21 Duties as Fiduciary.

To the Knowledge of Mercantile, Mercantile and each Mercantile Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Mercantile nor any Mercantile Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Mercantile or any Mercantile Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Mercantile’s Financial Statements.

4.22 Investment Bankers and Brokers.

Mercantile has employed Stifel, Nicolaus & Company, Incorporated (“Mercantile Investment Banker”) in connection with the Merger. Mercantile, the Mercantile Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Mercantile Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Mercantile to Mercantile Investment Banker in connection with the Merger, as described in Section 4.22 of the Mercantile Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Mercantile or any Mercantile Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Mercantile has provided to Firstbank true and complete copies of each agreement, arrangement, and understanding between Mercantile and Mercantile Investment Banker prior to the date of this Plan of Merger.

4.23 Fairness Opinion.

The Mercantile Board of Directors has received the oral opinion of the Mercantile Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Mercantile from a financial point of view. Such oral opinion has not been amended or rescinded as of the date of this Agreement.

4.24 Mercantile-Related Persons.

4.24.1 Insider Loans. No Mercantile-Related Person has any loan, credit or other Contract outstanding with Mercantile or any Mercantile Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Mercantile or any Mercantile Subsidiary.

4.24.2 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Mercantile or any Mercantile Subsidiary, no Mercantile-Related Person owns or controls any assets or properties that are used in the business of Mercantile or any Mercantile Subsidiary.

4.24.3 Contractual Relationships. Other than ordinary and customary banking relationships, no Mercantile-Related Person has any contractual relationship with Mercantile or any Mercantile Subsidiary.

4.24.4 Loan Relationships. No Mercantile-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Mercantile or any Mercantile Subsidiary in a principal amount of $500,000 or more.

4.25 Change in Business Relationships.

As of the date of this Plan of Merger, no director or executive officer of Mercantile has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Mercantile or any Mercantile Subsidiary, or other person with whom Mercantile or any Mercantile Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Mercantile or any Mercantile Subsidiary, the effect of which would reasonably be expected to have a Mercantile Material Adverse Effect.

4.26 Insurance.

Mercantile and the Mercantile Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2007, no insurance company has canceled or refused to renew a policy of insurance covering Mercantile’s or any Mercantile Subsidiary’s assets, properties, premises, operations, directors or personnel. Mercantile and the Mercantile Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Mercantile or the Mercantile Subsidiaries.

4.27 Books and Records.

The books of account, minute books, stock record books, and other records of Mercantile are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Mercantile and the Mercantile Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2012, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2012, have been made available for Firstbank’s review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

4.28 Loan Guarantees.

Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, all guarantees of indebtedness owed to Mercantile or any Mercantile Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.29 Data Security and Customer Privacy.

Mercantile and each Mercantile Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Mercantile and each Mercantile Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.30 Allowance for Loan and Lease Losses.

The allowance for loan and lease losses as reflected in Mercantile’s consolidated financial statements and the Mercantile Call Reports as of December 31, 2012 and as of each quarter ended after December 31, 2012 was, in the reasonable opinion of Mercantile’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.

4.31 Loans and Investments.

All investments and, to the Knowledge of Mercantile, all loans of Mercantile and each Mercantile Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.32 Loan Origination and Servicing.

In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Mercantile and each Mercantile Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.33 Securities Laws Matters.

4.33.1 Since January 1, 2010, Mercantile has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Mercantile SEC Reports”). Each of the Mercantile SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those Mercantile SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Mercantile SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Mercantile Subsidiaries are or ever has been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Mercantile SEC Reports.

4.33.2 Mercantile has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Mercantile has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Mercantile has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to Mercantile’s auditors and the audit committee of the Mercantile Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Mercantile’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Mercantile’s internal controls over financial reporting. Since January 1, 2010, neither Mercantile nor any of the Mercantile Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Mercantile or any Mercantile Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Mercantile or any Mercantile Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2010, subject to any applicable grace periods, Mercantile has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect.

4.34 Joint Ventures; Strategic Alliances.

Neither Mercantile nor any Mercantile Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.35 Policies and Procedures.

Mercantile and each Mercantile Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Firstbank as applicable to the periods when those policies and procedures were in effect.

4.36 Shareholder Rights Plan.

Mercantile does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement. Mercantile is not an “interested shareholder” of Firstbank as defined in Section 778 of the MBCA.

4.37 No Other Representations and Warranties.

Except for the representations and warranties made by Mercantile and the Mercantile Subsidiaries in this Article IV, neither Mercantile nor any other Person makes or has made any representation or warranty with respect to Mercantile or the Mercantile Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Firstbank or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Firstbank.

Firstbank shall, and shall cause each of the Firstbank Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article V, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Mercantile (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Firstbank shall, and shall cause each of the Firstbank Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Firstbank Subsidiaries’ business organization, to keep available the services of its and the Firstbank Subsidiaries’ current officers and employees, and to preserve its and the Firstbank Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.1 of the Firstbank Disclosure Letter or as required by applicable Law, Firstbank shall not, nor shall it permit any of the Firstbank Subsidiaries to, without the prior written consent of Mercantile (which consent shall not be unreasonably withheld, conditioned or delayed):

5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2(a) split, combine or reclassify any securities issued by Firstbank or any of the Firstbank Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Firstbank or any of the Firstbank Subsidiaries, except for the acceptance of shares of Firstbank Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Firstbank Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such Awards, and shares of Firstbank Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Firstbank Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c) except as set forth on Section 5.1.2 of the Firstbank Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.20, payment of quarterly cash dividends by Firstbank in an amount not to exceed $0.06 per share of Firstbank Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (ii) distributions to or from the Firstbank Subsidiaries;

5.1.3 issue, sell, pledge, dispose of or encumber any securities issued by Firstbank or any of the Firstbank Subsidiaries, other than the issuance of shares of Firstbank Common Stock upon the exercise of any Award granted pursuant to a Firstbank Stock Plan prior to the date of this Plan of Merger;

5.1.4 except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Firstbank Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) except as set forth on Section 5.1.4 of the Firstbank Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Firstbank or any of the Firstbank Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Firstbank Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Firstbank Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Firstbank Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Firstbank Benefit Plan;

5.1.5 hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6 appoint or elect any director of Firstbank or any Firstbank Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Firstbank as of the date of this Plan of Merger at any annual meeting of Firstbank Shareholders;

5.1.7 except as set forth in Section 5.1.7 of the Firstbank Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.1.8 except as set forth in Section 5.1.8 of the Firstbank Disclosure Letter or in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Firstbank Subsidiary, however the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Firstbank and the Firstbank Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.9 except as set forth in Section 5.1.9 of the Firstbank Disclosure Letter or in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Firstbank or any of the Firstbank Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Firstbank Subsidiary);

5.1.10 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.1.11 except as set forth in Section 5.1.11 of the Firstbank Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Firstbank Material Contract, other than in the ordinary course of business consistent with past practice;

5.1.12 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Firstbank or any Firstbank Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having a material impact on Firstbank’s business;

5.1.13 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.14(a) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Firstbank, (b) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Firstbank or the Firstbank Subsidiaries;

5.1.15 enter into any joint venture, strategic partnership or alliance;

5.1.16 abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Firstbank-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.1.17 except for (a) capital expenditures of amounts set forth in Firstbank’s capital expenditure plan included in Section 5.1.17 of the Firstbank Disclosure Letter, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any of the Firstbank Subsidiaries to make any capital expenditure;

5.1.18 except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Mercantile capital stock;

5.1.19 enter into any material new line of business or change in any material respect its lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Firstbank or any of the Firstbank Subsidiaries;

5.1.20 except as required by Law or any regulatory agency having jurisdiction over Firstbank or any of the Firstbank Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.1.21(a) make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of Firstbank and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger, or (b) make any loan or enter into any credit relationship with any customer who is not indebted to Firstbank, including any loan participation, in an amount in excess of $3,000,000 or make any additional or new loan or increase the size of any credit relationship, including any loan participation, to any customer who is indebted to Firstbank or any Firstbank Subsidiary in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $3,000,000; (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $1,000,000; and (iii) for any loan customer with one or more loans with a loan grade of 7 or worse, in any amount;

5.1.22 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.1.23 purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.1.24 take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.1.25 take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Firstbank in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Firstbank or any of the Firstbank Subsidiaries, or this Plan of Merger;

5.1.26 fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Mercantile has been notified of such contest;

5.1.27 fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.1.28 fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.29 fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.30 fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Firstbank and the Firstbank Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.1.31 fail to promptly notify Mercantile of the threat or commencement of any material Action against, relating to, or affecting: (a) Firstbank or any Firstbank Subsidiary; (b) Firstbank’s or any Firstbank Subsidiary’s directors, officers, or employees in their capacities as such; (c) Firstbank’s or any Firstbank Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.1.32 make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Firstbank or any Firstbank Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Firstbank and the Firstbank Subsidiaries to the Person and the Person’s immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Firstbank’s or its Subsidiaries customers generally;

5.1.33 take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Firstbank or any Firstbank Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.1.34 take any action to pay any Liability, absolute or contingent, in excess of $100,000, except Liabilities shown on Firstbank’s financial statements set forth in Firstbank’s Annual Report on Form 10-K for the year ended December 31, 2012 or in Firstbank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.1.35 enter into or amend any Contract or other transaction with any Firstbank-Related Person, except as contemplated or permitted by this Plan of Merger;

5.1.36 agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Mercantile shall be deemed to have been given with respect to any matter for which Firstbank has requested consent, in writing and delivered to the chief operating officer of Mercantile and in accordance with Section 9.8 (including by providing copies to all required parties), but Mercantile has not responded in writing within five Business Days of such request.

5.2 Conduct of Business by Mercantile.

Mercantile shall, and shall cause each of the Mercantile Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Firstbank (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Mercantile shall, and shall cause each of the Mercantile Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Mercantile

Subsidiaries’ business organization, to keep available the services of its and the Mercantile Subsidiaries’ current officers and employees, and to preserve its and the Mercantile Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.2 of the Mercantile Disclosure Letter or as required by applicable Law, Mercantile shall not, nor shall it permit any of the Mercantile Subsidiaries to, without the prior written consent of Firstbank (which consent shall not be unreasonably withheld, conditioned or delayed):

5.2.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.2.2(a) split, combine or reclassify any securities issued by Mercantile or any of the Mercantile Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Mercantile or any of the Mercantile Subsidiaries, except for the acceptance of shares of Mercantile Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Mercantile Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such Awards, and shares of Mercantile Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Mercantile Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c) except as set forth on Section 5.2.2 of the Mercantile Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.20, payment of quarterly cash dividends by Mercantile in an amount not to exceed $0.12 per share of Mercantile Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, (ii) payment of the contemplated Pre-Merger Special Dividend and (iii) distributions to or from the Mercantile Subsidiaries;

5.2.3 issue, sell, pledge, dispose of or encumber any securities issued by Mercantile or any of the Mercantile Subsidiaries, other than the issuance of shares of Mercantile Common Stock upon the exercise of any Award granted pursuant to a Mercantile Stock Plan prior to the date of this Plan of Merger;

5.2.4 except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Mercantile Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) except as set forth on Section 5.2.4 of the Mercantile Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Mercantile or any of the Mercantile Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Mercantile Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Mercantile Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Mercantile Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Mercantile Benefit Plan;

5.2.5 hire or terminate employment of any officer except for termination for cause and hires to replace;

5.2.6 appoint or elect any director of Mercantile or any Mercantile Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Mercantile as of the date of this Plan of Merger at any annual meeting of Mercantile Shareholders;

5.2.7 except as set forth in Section 5.2.7 of the Mercantile Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

5.2.8 except as set forth in Section 5.2.8 of the Mercantile Disclosure Letter or in the ordinary course of business consistent with past practice, (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any Mercantile Subsidiary, however the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Mercantile and the Mercantile Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.2.9 except as set forth in Section 5.2.9 of the Mercantile Disclosure Letter or in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Mercantile or any of the Mercantile Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Mercantile Subsidiary);

5.2.10 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

5.2.11 except as set forth in Section 5.2.11 of the Mercantile Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Mercantile Material Contract, other than in the ordinary course of business consistent with past practice;

5.2.12 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Mercantile or any Mercantile Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having a material impact on Mercantile’s business;

5.2.13 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.2.14(a) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Mercantile, (b) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Mercantile or the Mercantile Subsidiaries;

5.2.15 enter into any joint venture, strategic partnership or alliance;

5.2.16 abandon, encumber, convey title (in whole or in part), exclusively license or grant any Mercantile or other licenses to material Mercantile-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

5.2.17 except for (a) capital expenditures of amounts set forth in Mercantile’s capital expenditure plan included in Section 5.2.17 of the Mercantile Disclosure Letter, or (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) make any capital expenditure or permit any of the Mercantile Subsidiaries to make any capital expenditure;

5.2.18 acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Firstbank capital stock;

5.2.19 enter into any material new line of business or change in any material respect its lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Mercantile or any of the Mercantile Subsidiaries;

5.2.20 except as required by Law or any regulatory agency having jurisdiction over Mercantile or any of the Mercantile Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

5.2.21(a) make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of Mercantile and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger, or (b) make any loan or enter into any credit relationship with any customer who is not indebted to Mercantile, including any loan participation, in an amount in excess of $3,000,000 or make any additional or new loan or increase the size of any credit relationship, including any loan participation, to any customer who is indebted to Mercantile or any Mercantile Subsidiary in the following amounts: (i) for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $3,000,000; (ii) for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $1,000,000; and (iii) for any loan customer with one or more loans with a loan grade of 7 or worse, in any amount;

5.2.22 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

5.2.23 purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

5.2.24 take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.2.25 take any action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by Mercantile in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Mercantile or any of the Mercantile Subsidiaries, or this Plan of Merger;

5.2.26 fail to comply in all material respects with applicable Law, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Firstbank has been notified of such contest;

5.2.27 fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally adopted internal policies and procedures;

5.2.28 fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.2.29 fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.2.30 fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Mercantile and the Mercantile Subsidiaries and applicable industry, regulatory, and GAAP standards;

5.2.31 fail to promptly notify Firstbank of the threat or commencement of any material Action against, relating to, or affecting: (a) Mercantile or any Mercantile Subsidiary; (b) Mercantile’s or any Mercantile Subsidiary’s directors, officers, or employees in their capacities as such; (c) Mercantile’s or any Mercantile Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

5.2.32 make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Mercantile or any Mercantile Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Mercantile and the Mercantile Subsidiaries to the Person and the Person’s immediate family and Affiliates, exceed $500,000. This restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Mercantile’s or its Subsidiaries customers generally;

5.2.33 take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Mercantile or any Mercantile Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.2.34 take any action to pay any Liability, absolute or contingent, in excess of $100,000, except Liabilities shown on Mercantile’s financial statements set forth in Mercantile’s Annual Report on Form 10-K for the year ended December 31, 2012 or in Mercantile’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each as filed with the SEC, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

5.2.35 enter into or amend any Contract or other transaction with any Mercantile-Related Person, except as contemplated or permitted by this Plan of Merger; or

5.2.36 agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Firstbank shall be deemed to have been given with respect to any matter for which Mercantile has requested consent, in writing and delivered to the chief financial officer of Firstbank and in accordance with Section 9.8 (including by providing copies to all required parties), but Firstbank has not responded in writing within five Business Days of such request.

5.3 Disclosure Letters; Additional Information.

5.3.1 Form and Content. The Firstbank Disclosure Letter and the Mercantile Disclosure Letter, respectively, shall contain appropriate references and cross references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Each of Firstbank and Mercantile has prepared and delivered two complete copies of its respective Disclosure Letter to the other party.

5.3.2 Update. Not less than five Business Days prior to the Closing, each party shall deliver to the other an update to its respective Disclosure Letter describing any material changes and containing any new or amended documents, as specified below, that are not contained in its respective Disclosure Letter as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

5.3.3 Certification. Each of Firstbank’s and Mercantile’s Disclosure Letter and its update shall be certified on its behalf by its chief executive officer, president and chief financial officer that such Disclosure Letter does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.4 No Solicitation by Firstbank.

5.4.1 Except as specifically permitted by this Section 5.4, Firstbank shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Firstbank Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Firstbank Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Firstbank Takeover Proposal. Firstbank shall, and shall cause each of the Firstbank Subsidiaries and each of its and the Firstbank Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Firstbank Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Firstbank and the Firstbank Subsidiaries delivered or made available to such Person or its Representatives by Firstbank, the Firstbank Subsidiaries or any Representatives thereof, in connection with its consideration of a Firstbank Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.4.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Firstbank Shareholder Approval, Firstbank or any of its Representatives receives a bona fide written Firstbank Takeover Proposal from any Person or group of Persons, which Firstbank Takeover Proposal did not result from any breach of this Section 5.4, then Firstbank and its Representatives may, if the Firstbank Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Firstbank Takeover Proposal constitutes a Firstbank Superior Proposal (a) furnish, pursuant to an Acceptable Firstbank Confidentiality Agreement, information (including non-public information) with respect to Firstbank and its Subsidiaries to the Person or group of Persons who has made such Firstbank Takeover Proposal and their respective Representatives; provided that Firstbank shall (subject to the terms of the Confidentiality Agreement) promptly make available to Mercantile (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Mercantile in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Mercantile or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Firstbank Takeover Proposal and their respective Representatives; provided, further that Firstbank shall promptly provide to Mercantile (i) a copy of any Firstbank Takeover Proposal made in writing by any such Person or group of Persons to Firstbank, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Firstbank Takeover Proposal, and (ii) a written summary of the material terms of any such Firstbank Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Firstbank Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Firstbank than those contained in the Confidentiality Agreement.

5.4.3 Firstbank shall keep Mercantile reasonably informed of any material developments, discussions or negotiations regarding any Firstbank Takeover Proposal, including any such proposal first made or discussed with Firstbank prior to the date of this Plan of Merger (including forwarding to Mercantile any written materials provided to Firstbank or its Representatives in connection with any such Firstbank Takeover Proposal) on a current basis, and shall notify Mercantile of the status of such Firstbank Takeover Proposal. Firstbank agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Firstbank from providing any information to Mercantile in accordance with this Section 5.4.

5.4.4 Except as permitted by Section 5.4.5, the Firstbank Board of Directors shall not (a) (i) fail to recommend to the Firstbank Shareholders that the Firstbank Shareholder Approval be given or fail to include the Firstbank Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Mercantile, the Firstbank Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Firstbank Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Firstbank Shareholders, a Firstbank Takeover Proposal (actions described in this clause (a) being referred to as a “Firstbank Adverse Recommendation Change”) or (b) cause or permit Firstbank or any of the Firstbank Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Firstbank Takeover Proposal (other than an Acceptable Firstbank Confidentiality Agreement) (each, a “Firstbank Acquisition Agreement”).

5.4.5 Notwithstanding anything to the contrary herein, prior to the time the Firstbank Shareholder Approval is obtained, the Firstbank Board of Directors may, in connection with a bona fide written Firstbank Takeover Proposal, which Firstbank Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.4, make a Firstbank Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.9 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Firstbank Takeover Proposal, if and only if, prior to taking such action, Firstbank has complied with its obligations under this Section 5.4 and the Firstbank Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Firstbank Takeover Proposal constitutes a Firstbank Superior Proposal; provided, however, that prior to taking any such action (a) Firstbank has given Mercantile at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Firstbank Superior Proposal, including the identity of the party making such Firstbank Superior Proposal) and has contemporaneously provided a copy to Mercantile of all written materials (including all transaction agreements and related documents) with or from the party making such Firstbank Superior Proposal, (b) Firstbank has negotiated, and has caused its Representatives to negotiate, in good faith with Mercantile during such notice period to the extent Mercantile wishes to negotiate, to enable Mercantile to revise the terms of this Plan of Merger such that it would cause such Firstbank Superior Proposal to no longer constitute a Firstbank Superior Proposal and (c) following the end of such notice period, the Firstbank Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Mercantile, and shall have determined that the Firstbank Superior Proposal would continue to constitute a Firstbank Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Firstbank Takeover Proposal that could have an impact, influence or other effect on the Firstbank Board of Directors’ decision or discussion with respect to whether such proposal is a Firstbank Superior Proposal, Firstbank shall deliver a new written notice to Mercantile pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.4.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

5.4.6 Provided that Firstbank and the Firstbank Board of Directors comply with their applicable obligations under Section 5.4.5, nothing in this Section 5.4 shall prohibit the Firstbank Board of Directors from (a) taking and disclosing to the Firstbank

Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (b) making any “stop-look-and-listen” communications to Firstbank Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Firstbank Shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.4.7 As used in this Plan of Merger, “Firstbank Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Mercantile and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Firstbank and its Subsidiaries equal to more than 10% of Firstbank’s consolidated assets or to which more than 10% of Firstbank’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Firstbank Common Stock or the capital stock of any Subsidiary of Firstbank, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Firstbank Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Firstbank or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Firstbank Common Stock involved is more than 10%; in each case, other than the Merger.

5.4.8 As used in this Plan of Merger, “Firstbank Superior Proposal” shall mean any bona fide written Firstbank Takeover Proposal that the Firstbank Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Firstbank Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Mercantile in response to such proposal or otherwise. For purposes of the definition of “Firstbank Superior Proposal”, the references to “10%” in the definition of Firstbank Takeover Proposal shall be deemed to be references to “50%.”

5.5 No Solicitation by Mercantile.

5.5.1 Except as specifically permitted by this Section 5.5, Mercantile shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Mercantile Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Mercantile Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Mercantile Takeover Proposal. Mercantile shall, and shall cause each of the Mercantile Subsidiaries and each of its and the Mercantile Subsidiaries’ Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Mercantile Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Mercantile and the Mercantile Subsidiaries delivered or made available to such Person or its Representatives by Mercantile, the Mercantile Subsidiaries or any Representatives thereof, in connection with its consideration of a Mercantile Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.5.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Mercantile Shareholder Approval, Mercantile or any of its Representatives receives a bona fide written Mercantile Takeover Proposal from any Person or group of Persons, which Mercantile Takeover Proposal did not result from any breach of this Section 5.5, then Mercantile and its Representatives may, if the Mercantile Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Mercantile Takeover Proposal constitutes a Mercantile Superior Proposal (a) furnish, pursuant to an Acceptable Mercantile Confidentiality Agreement, information (including non-public information) with respect to Mercantile and its Subsidiaries to the Person or group of Persons who has made such Mercantile Takeover Proposal and their respective Representatives; provided that Mercantile shall (subject to the terms of the Confidentiality Agreement) promptly make available to Firstbank (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Firstbank in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Firstbank or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Mercantile Takeover Proposal and their respective Representatives; provided, further that Mercantile shall promptly provide to Firstbank (i) a copy of any Mercantile Takeover Proposal made in writing by any such Person or group of Persons to Mercantile, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Mercantile Takeover Proposal, and (ii) a written summary of the material terms of any such Mercantile Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Mercantile Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Mercantile than those contained in the Confidentiality Agreement.

5.5.3 Mercantile shall keep Firstbank reasonably informed of any material developments, discussions or negotiations regarding any Mercantile Takeover Proposal, including any such proposal first made or discussed with Mercantile prior to the date of this Plan of Merger (including forwarding to Firstbank any written materials provided to Mercantile or its Representatives in connection with any such Mercantile Takeover Proposal) on a current basis, and shall notify Firstbank of the status of such Mercantile Takeover Proposal. Mercantile agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Mercantile from providing any information to Firstbank in accordance with this Section 5.5.

5.5.4 Except as permitted by Section 5.5.5, the Mercantile Board of Directors shall not (a) (i) fail to recommend to the Mercantile Shareholders that the Mercantile Shareholder Approval be given or fail to include the Mercantile Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Mercantile, the Mercantile Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Mercantile Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Mercantile Shareholders, a Mercantile Takeover Proposal (actions described in this clause (a) being referred to as a “Mercantile Adverse Recommendation Change”) or (b) cause or permit Mercantile or any of the Mercantile Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Mercantile Takeover Proposal (other than an Acceptable Mercantile Confidentiality Agreement) (each, a “Mercantile Acquisition Agreement”).

5.5.5 Notwithstanding anything to the contrary herein, prior to the time the Mercantile Shareholder Approval is obtained, the Mercantile Board of Directors may, in connection with a bona fide written Mercantile Takeover Proposal, which Mercantile Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.5, make a Mercantile Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.10 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Mercantile Takeover Proposal, if and only if, prior to taking such action, Mercantile has complied with its obligations under this Section 5.5 and the Mercantile Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Mercantile Takeover Proposal constitutes a Mercantile Superior Proposal; provided, however, that prior to taking any such action (a) Mercantile has given Firstbank at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Mercantile Superior Proposal, including the identity of the party making such Mercantile Superior Proposal) and has contemporaneously provided a copy to Firstbank of all written materials (including all transaction agreements and related documents) with or from the party making such Mercantile Superior Proposal, (b) Mercantile has negotiated, and has caused its Representatives to negotiate, in good faith with Firstbank during such notice period to the extent Firstbank wishes to negotiate, to enable Firstbank to revise the terms of this Plan of Merger such that it would cause such Mercantile Superior Proposal to no longer constitute a Mercantile Superior Proposal and (c) following the end of such notice period, the Mercantile Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Firstbank, and shall have determined that the Mercantile Superior Proposal would continue to constitute a Mercantile Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Mercantile Takeover Proposal that could have an impact, influence or other effect on the Mercantile Board of Directors’ decision or discussion with respect to whether such proposal is a Mercantile Superior Proposal, Mercantile shall deliver a new written notice to Firstbank pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.5.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

5.5.6 Provided that Mercantile and the Mercantile Board of Directors comply with their applicable obligations under Section 5.5.5, nothing in this Section 5.5 shall prohibit the Mercantile Board of Directors from (a) taking and disclosing to the Mercantile Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (b) making any “stop-look-and-listen” communications to Mercantile Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Mercantile Shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.5.7 As used in this Plan of Merger, “Mercantile Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Mercantile and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Mercantile and its Subsidiaries equal to more than 10% of Mercantile’s consolidated assets or to which more than 10% of Mercantile’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Mercantile Common Stock or the capital stock of any Subsidiary of Mercantile, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Mercantile Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mercantile or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Mercantile Common Stock involved is more than 10%; in each case, other than the Merger.

5.5.8 As used in this Plan of Merger, “Mercantile Superior Proposal” shall mean any bona fide written Mercantile Takeover Proposal that the Mercantile Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Mercantile Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Firstbank in response to such proposal or otherwise. For purposes of the definition of “Mercantile Superior Proposal”, the references to “10%” in the definition of Mercantile Takeover Proposal shall be deemed to be references to “50%.”

5.6 Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings.

5.6.1 As promptly as practicable following the date of this Plan of Merger, Firstbank and Mercantile shall use commercially reasonable efforts to: (a) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Firstbank Shareholders and the Mercantile Shareholders relating to the Firstbank Shareholder Meeting and the Mercantile Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (b) jointly prepare and Mercantile shall cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus, and Firstbank and Mercantile shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement or the Registration Statement, each of Firstbank and Mercantile shall consult with the other party with respect to such filings and shall afford the other party and its Representatives reasonable opportunity to comment thereon. Each of Firstbank and Mercantile shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statement, and the Joint Proxy Statement and the Registration Statement shall include all information reasonably requested by such other party to be included.

Each of Firstbank and Mercantile shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Mercantile Common Stock as Merger Consideration and under the Firstbank Stock Plans, and each of Firstbank and Mercantile shall furnish all information concerning itself, its Affiliates, and the Firstbank Shareholders and the Mercantile Shareholders, as applicable (and rights to acquire Firstbank Common Stock pursuant to Firstbank Stock Plans or Mercantile Stock Plans, as applicable), as may be reasonably requested.

Each of Firstbank and Mercantile shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement or the Registration Statement. Each of Firstbank and Mercantile shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement and shall provide the other with copies of all such SEC comments or requests. Each of Firstbank and Mercantile shall use its commercially reasonable efforts to respond to as promptly as practicable and resolve any comments from the SEC with respect to the Joint Proxy Statement or the Registration Statement.

Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of

Firstbank and Mercantile (a) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (b) shall include in such document or response all comments reasonably proposed by the other and (c) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Firstbank and Mercantile shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Firstbank and Mercantile shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the parties agree to correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement that shall have become false or misleading in any material respect.

5.6.2 If, prior to the Effective Time, any event occurs with respect to Firstbank or any Firstbank Subsidiary, or any change occurs with respect to other information supplied by Firstbank for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Firstbank shall promptly notify Mercantile of such event, and Firstbank and Mercantile shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Mercantile Shareholders and the Firstbank Shareholders.

5.6.3 If, prior to the Effective Time, any event occurs with respect to Mercantile or any Mercantile Subsidiary, or any change occurs with respect to other information supplied by Mercantile for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Mercantile shall promptly notify Firstbank of such event, and Mercantile and Firstbank shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Mercantile Shareholders and the Firstbank Shareholders.

5.6.4 Firstbank shall, as soon as practicable following the date of this Plan of Merger, duly call, give proper notice of, convene and hold a special meeting of the Firstbank Shareholders for the purpose of seeking the Firstbank Shareholder Approval (“Firstbank Shareholder Meeting”). Firstbank shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Firstbank Shareholders and to hold the Firstbank Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Firstbank Board of Directors shall have made a Firstbank Adverse Recommendation Change as permitted by Section 5.4, solicit the Firstbank Shareholder Approval. Firstbank shall, through the Firstbank Board of Directors, recommend to the Firstbank Shareholders that they vote for the Firstbank Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Firstbank Board of Directors shall have made a Firstbank Adverse Recommendation Change as permitted by Section 5.4. Except as expressly contemplated by the two immediately preceding sentences, Firstbank agrees that its obligations pursuant to this Section 5.6 shall not be affected by the commencement, public proposal, public disclosure or communication to Firstbank of any Firstbank Takeover Proposal or by the making of any Firstbank Adverse Recommendation Change by the Firstbank Board of Directors. For avoidance of doubt, in no event shall the making of a Firstbank Adverse Recommendation Change relieve Firstbank of any obligation to call, give proper notice of, convene, and hold the Firstbank Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Firstbank Shareholder Meeting, in each case to the extent generally consistent with past practice for Firstbank shareholder meetings.

Firstbank may adjourn or postpone the Firstbank Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Firstbank Shareholders in advance of a vote on the Firstbank Shareholder Approval or (ii) if as of the time for which the Firstbank Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Firstbank Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Firstbank Shareholder Meeting or there are insufficient votes to obtain the Firstbank Shareholder Approval, (A) at the request of Mercantile, Firstbank shall adjourn or postpone the Firstbank Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Firstbank Shareholder Meeting; provided, that Mercantile may not request that Firstbank make such an adjournment or postponement more than once and (B) Firstbank may adjourn or postpone the Firstbank Shareholder Meeting.

5.6.5 Mercantile shall, as soon as practicable following the date of this Plan of Merger, duly call, give proper notice of, convene and hold a special meeting of the Mercantile Shareholders for the purpose of seeking the Mercantile Shareholder Approval (“Mercantile Shareholder Meeting”). Mercantile shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Mercantile Shareholders and to hold the Mercantile Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Mercantile Board of Directors shall have made a Mercantile Adverse Recommendation Change as permitted by Section 5.5, solicit the Mercantile Shareholder Approval. Mercantile shall, through the Mercantile Board of Directors, recommend to the Mercantile Shareholders that they vote for the Mercantile Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Mercantile Board of Directors shall have made a Mercantile Adverse Recommendation Change as permitted by Section 5.5. Except as expressly contemplated by the two immediately preceding sentences, Mercantile agrees that its obligations pursuant to this Section 5.6 shall not be affected by the commencement, public proposal, public disclosure or communication to Mercantile of any Mercantile Takeover Proposal or by the making of any Mercantile Adverse Recommendation Change by the Mercantile Board of Directors. For avoidance of doubt, in no event shall the making of a Mercantile Adverse Recommendation Change relieve Mercantile of any obligation to call, give proper notice of, convene, and hold the Mercantile Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Mercantile Shareholder Meeting, in each case to the extent generally consistent with past practice for Mercantile shareholder meetings.

Mercantile may adjourn or postpone the Mercantile Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Mercantile Shareholders in advance of a vote on the Mercantile Shareholder Approval or (ii) if as of the time for which the Mercantile Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Mercantile Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Mercantile Shareholder Meeting or there are insufficient votes to obtain the Mercantile Shareholder Approval, (A) at the request of Firstbank, Mercantile shall adjourn or postpone the Mercantile Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Mercantile Shareholder Meeting; provided, that Firstbank may not request that Mercantile make such an adjournment or postponement more than once and (B) Mercantile may adjourn or postpone the Mercantile Shareholder Meeting.

5.6.6 Firstbank and Mercantile shall each use their commercially reasonable efforts to hold the Firstbank Shareholder Meeting and Mercantile Shareholder Meeting on the same day at the same time.

5.7 Stock Exchange Listing.

Mercantile shall use its commercially reasonable efforts to cause (a) the shares of Mercantile Common Stock to be issued as Merger Consideration and (b) the shares of Mercantile Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock-Based Award, in each case to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

5.8 Regulatory Matters and Approvals.

5.8.1 As promptly as practicable following the execution of this Plan of Merger, each of Firstbank and Mercantile shall use commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger, the Bank Consolidation and the other transactions contemplated by this Plan of Merger as promptly as reasonably practicable, (b) obtain from each applicable Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Firstbank or Mercantile or any of their respective Subsidiaries, or to avoid any Action by any Governmental Entity (including those in connection with Applicable Banking Laws or Antitrust Laws), in connection with the authorization, execution and delivery of this Plan of Merger and the consummation of the Merger, the Bank Consolidation and the other transactions contemplated herein, (c) make or cause to be made the applications or filings required to be made by Firstbank or Mercantile or any of their respective Subsidiaries under or with respect to any Laws in connection with the authorization, execution and delivery of this Plan of Merger and the consummation of the Merger, the Bank Consolidation and the other transactions contemplated herein, and to pay any fees due from it in connection with such applications or filings, as promptly as is reasonably practicable, (d) comply at the earliest practicable date with any request under or with respect to any such Laws for additional information, documents or other materials received by Firstbank or Mercantile any of their respective Subsidiaries from any Governmental Entity in connection with such applications or filings or the Merger, the Bank Consolidation or the other transactions contemplated by this Plan of Merger and (e) coordinate and cooperate with, submit to the other party for review and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (i) any filing or application under or with respect to any such Laws, and (ii) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Entity.

Each of Firstbank and Mercantile shall, and shall cause their respective Affiliates to, furnish to the other party all information reasonably necessary for any such application or other filings to be made in connection with the Merger, the Bank Consolidation or other transactions contemplated by this Plan of Merger, including all Banking Filings. Each of Firstbank and Mercantile shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If Firstbank or Mercantile intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then Firstbank or Mercantile, as applicable, shall give the other party reasonable prior notice of, and the opportunity to participate in, such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

5.8.2 As promptly as reasonably practicable following the date of this Plan of Merger, Mercantile shall, at its own expense, make all reasonably necessary filings with the Federal Reserve Board and other applicable banking regulatory authorities under applicable banking Laws (the “Applicable Banking Laws”) in order to obtain the necessary authorizations, approvals and consents in order to consummate the Merger, the Bank Consolidation and the other transactions contemplated by this Plan of Merger (collectively, the “Banking Filings”). In connection therewith, the parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any of the Banking Filings. Each party will furnish all information, including certificates, consents and opinions of experts reasonably requested by the other party for the preparation of the Banking Filings and will advise each other and their respective counsel about any significant developments with respect to the Banking Filings and the status of the approvals being sought, in each case subject to applicable Laws relating to the confidentiality of information. Each of the parties shall have the right to review a reasonable time in advance of any filing deadline all Banking Filings and related submissions and written communications to any applicable Governmental Entity, which approval shall not be unreasonably withheld, conditioned or delayed.

5.8.3 Firstbank and Mercantile shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated by this Plan of Merger. Firstbank and Mercantile shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Firstbank Material Contracts or Mercantile Material Contracts in connection with consummation of the Merger or the other transactions contemplated by this Plan of Merger and in seeking any such actions, consents, approvals or waivers. Except as expressly provided in Article VI, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party fails to obtain any third party consent described in the first sentence of this Section 5.8.3, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon Firstbank and Mercantile, their respective Subsidiaries, and their respective businesses resulting, or, with respect to the Surviving Corporation and its Subsidiaries, which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.8.4 From the date of this Plan of Merger until the Effective Time, each of Firstbank and Mercantile shall promptly notify the other party in writing of any pending or, to the Knowledge of Firstbank or Mercantile (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.8.5 If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Firstbank and Mercantile shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Firstbank and Mercantile may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.8.6 Nothing contained in this Plan of Merger shall give Firstbank, directly or indirectly, the right to control or direct the operations of Mercantile or give Mercantile, directly or indirectly, the right to control or direct the operations of Firstbank prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Firstbank and Mercantile each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.8.7 Each of Firstbank and Mercantile shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Firstbank and Mercantile and their respective Subsidiaries as currently conducted.

5.9 Bank Consolidation.

Upon Mercantile’s request and contingent upon the Closing, Firstbank and its Subsidiaries shall cooperate with Mercantile to prepare documentation for a consolidation of Firstbank, a Michigan state-chartered bank, and Keystone Community Bank, a Michigan state-chartered bank (the “Firstbank Banks”) with and into Mercantile Bank of Michigan, a Michigan state-chartered bank (the “Bank Consolidation”), in accordance with the provisions of, and with the effect provided under, the Michigan Banking Code and applicable Law and to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under the Michigan Banking Code and applicable Law to consummate the Bank Consolidation, including obtaining approval of all relevant Governmental Entities. The Bank Consolidation shall be consummated at or after the Effective Time at such time as Mercantile shall determine. Firstbank and Mercantile shall, as the sole shareholders of the Firstbank Banks and Mercantile Bank, respectively, approve, adopt, execute, and deliver (as applicable) the Bank Consolidation, the Bank Consolidation agreement and any other documents necessary to consummate the Bank Consolidation and take other reasonable steps prior to the Effective Time to consummate the Bank Consolidation. Neither party shall be required to take any irrevocable action in connection with its obligations under this Section 5.9.

5.10 Governance Matters.

5.10.1 Mercantile shall take all requisite action, effective as of the Effective Time, (a) to cause the size of the Board of Directors of the Surviving Corporation to be six directors, and (b) to cause the members of the Board of Directors of the Surviving Corporation to be comprised of (i) the President and Chief Executive Officer of Firstbank plus two members of the Firstbank Board of Directors as of the date of this Plan of Merger who are independent for purposes of the rules of NASDAQ (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Firstbank Board of Directors (the “Firstbank Designees”), and (ii) the President and Chief Executive Officer of Mercantile plus two members of the Mercantile Board of Directors as of the date of this Plan of Merger who are independent for purposes of the rules of NASDAQ (at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act) selected by the Mercantile Board of Directors (the “Mercantile Designees”). If any such Firstbank Designee or Mercantile Designee, as applicable, is unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current Firstbank Board of Directors or Mercantile Board of Directors, as applicable, shall prior to the Effective Time, subject to the prior written consent of Firstbank or Mercantile, as applicable (which shall not be unreasonably withheld, conditioned or delayed), designate another qualified person or persons to serve as a Firstbank Designee or Mercantile Designee, as applicable, in each case to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of shareholders of the Surviving Corporation, and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Board of Directors of the Surviving Corporation.

5.10.2 Effective as of the Effective Time, (a) the President and Chief Executive Officer of Firstbank will serve as Chairman of the Board of Directors of the Surviving Corporation for one year following the date of the Effective Time, (b) the President and Chief Executive Officer of Mercantile will serve as the President and Chief Executive Officer of the Surviving Corporation; (c) the Chief Operating Officer of Mercantile will serve as an Executive Vice President and Chief Operating Officer of the Surviving Corporation, (d) the Chief Financial Officer of Mercantile will serve as a Senior Vice President and Chief Financial Officer of the Surviving Corporation, and (e) the Chief Financial Officer of Firstbank will serve as an Executive Vice President of the Surviving Corporation.

5.10.3 If the Bank Consolidation is not consummated at the Effective Time, (a) the directors of the Firstbank Banks immediately prior to the Effective Time shall continue to be the directors of the Firstbank Banks after the Effective Time, and (b) the directors of Mercantile Bank immediately prior to the Effective Time shall continue to be the directors of Mercantile Bank after the Effective Time, in each case until the effective time of the Bank Consolidation. Mercantile shall take all requisite action, effective as of the effective time of the Bank Consolidation, to cause the members of the Board of Directors of Mercantile Bank to be comprised of all of the incumbent members of the Board of Directors of Mercantile Bank and an equal number of members (i) from the incumbent members of the Boards of Directors of the Firstbank Banks or (ii) any individual otherwise qualified to serve as a director of Mercantile Bank, as designated by Firstbank prior to the Effective Time, if the effective time of the Bank Consolidation occurs simultaneously with the Effective Time, or by the Chairman of the Surviving Corporation, if the effective time of the Bank Consolidation occurs after the Effective Time, in each case subject to the consent of Mercantile (which consent shall not be unreasonably withheld, delayed or conditioned).

5.11 Press Releases and Public Announcement.

Neither Firstbank nor Mercantile will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Firstbank, Mercantile, and in the case of Mercantile, Firstbank. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.11 shall be deemed to expand, modify or limit Firstbank’s and Mercantile’s rights and obligations set forth in Sections 5.4 and 5.5, as applicable. Firstbank and Mercantile agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

5.12 Access to Information.

5.12.1 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, Firstbank and Mercantile will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of Firstbank, Mercantile and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and Contracts of or pertaining to Firstbank and the Firstbank Subsidiaries or Mercantile and the Mercantile Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (a) comply with all applicable Laws, (b) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (c) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger. Firstbank and Mercantile will use commercially reasonable efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

5.12.2 Firstbank will give prompt written notice to Mercantile of any event that would reasonably be expected to give rise to a Firstbank Material Adverse Effect. Mercantile will give prompt written notice to Firstbank of any event that would reasonably be expected to give rise to a Mercantile Material Adverse Effect. Each of Firstbank and Mercantile will give prompt written notice to the other party of (a) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger and (b) any Actions commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. The delivery of any notice pursuant to this Section 5.12.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

5.12.3 While this Plan of Merger is in effect, if either Firstbank or Mercantile becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Firstbank Disclosure Letter or the Mercantile Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

5.12.4 Each of Firstbank, on the one hand, and Mercantile, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated October 30, 2012, between Firstbank and Mercantile (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

5.13 Indemnification and Insurance.

5.13.1 All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Firstbank or the Firstbank Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Firstbank or any of the Firstbank Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 5.13, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organization documents of Firstbank and the Firstbank Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Firstbank or any of the Firstbank Subsidiaries. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

5.13.2 From and after the Effective Time and until the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Firstbank or any of the Firstbank Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Firstbank or any of the Firstbank Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Firstbank or any Firstbank Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.

5.13.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and the Firstbank Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay annual premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount ”)

paid by Firstbank prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.13.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a cost not exceeding three times the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Firstbank and the Firstbank Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

5.13.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Firstbank or any of the Firstbank Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Firstbank or the Firstbank Subsidiaries or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.13.

5.13.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.

5.14 Takeover Laws.

If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.15 Section 16 Matters.

Prior to the Effective Time, Firstbank and Mercantile each shall take all such steps as may be required to cause (a) any dispositions of Firstbank Common Stock (including derivative securities with respect to Firstbank Common Stock and Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Firstbank immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Mercantile Common Stock (including derivative securities with respect to Mercantile Common Stock and Converted

Stock-Based Awards) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mercantile immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Stock Purchase Plans.

Effective as of the date of this Plan of Merger, each of Firstbank and Mercantile shall take all necessary action to suspend their respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been so applied to the purchase of stock shall promptly be refunded to participants.

5.17 Securityholder Litigation.

Each party shall keep the other parties reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.18 Tax-Free Reorganization Treatment.

5.18.1 Firstbank and Mercantile intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Firstbank and Mercantile shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.18.2 Each of Firstbank and Mercantile shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.19 Pre-Merger Special Dividend.

5.19.1 The Mercantile Board of Directors may, subject to applicable Law and the Mercantile articles of incorporation and bylaws, declare a special cash dividend in an amount equal to $2.00 per share of Mercantile Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Plan of Merger) with a record date and payment date after the satisfaction of the conditions set forth in Sections 6.1,

6.2 and 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date (any such dividend, the “Pre-Merger Special Dividend”), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion.

5.20 Dividends.

Firstbank and Mercantile shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Firstbank Common Stock and Mercantile Common Stock for the purpose of minimizing the risk that holders of shares of Firstbank Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Firstbank Common Stock and shares of Mercantile Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Firstbank Common Stock or shares of Mercantile Common Stock received as Merger Consideration.

5.21 Trust Preferred Securities.

Upon the Effective Time, the Surviving Corporation shall assume (a) the due and punctual performance and observance of all covenants and conditions to be performed or observed by Firstbank under, and (b) the due and punctual payment of the principal of and premium, if any, and interest on all of the debt securities issued pursuant to, the Indenture, dated October 12, 2004, between Firstbank and Wilmington Trust Company, as Trustee, the Indenture, dated January 20, 2006, between Firstbank and Wells Fargo Corporate Trust Company, as Trustee, and each of two Indentures, dated July 30, 2007 between Firstbank and Wilmington Trust Company, as Trustee. In connection therewith, the Surviving Corporation shall execute and deliver any supplemental indentures in form reasonably acceptable to the Surviving Corporation, and the parties hereto shall provide any opinions of counsel and officer’s certificates to such Trustees, required to make such assumptions effective.

5.22 Expenses.

Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Firstbank and Mercantile shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, Applicable Banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

5.23 Fairness Opinion.

Firstbank will use commercially reasonable efforts to deliver to Mercantile a copy of a written fairness opinion dated as of the date of this Agreement and received from the Firstbank Investment Banker within ten Business Days of the date of this Plan of Merger together with the form of consent of the Firstbank Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the Firstbank Investment

Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC. Mercantile will use commercially reasonable efforts to deliver to Firstbank a copy of a written fairness opinion dated as of the date of this Agreement and received from the Mercantile Investment Banker within ten Business Days of the date of this Plan of Merger together with the form of consent of the Mercantile Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the Mercantile Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC.

5.24 Years of Service Credit.

Mercantile covenants and agrees that all employees of Firstbank who are employed by Mercantile or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger shall receive credit for all years of service credited, as of immediately before the Effective Time, to the employee by Firstbank or any Firstbank Subsidiary in the ordinary course of business consistent with past practice for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Mercantile Benefit Plan (including, but not limited to, Mercantile’s 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

5.25 Employee Severance.

Mercantile will pay severance payments as set forth in Section 5.25 of the Mercantile Disclosure Letter.

5.26 Dividend Reinvestment Plans.

Each of Firstbank and Mercantile shall take all requisite action to suspend its dividend reinvestment plan effective as of the date of this Plan of Merger and until the earlier of the Effective Time or the termination of this Plan of Merger pursuant to Section 7.1. Firstbank shall take all requisite action to terminate its dividend reinvestment plan effective as of the Effective Time.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Firstbank and Mercantile) at or prior to the Effective Time of the following conditions:

6.1.1 The Firstbank Shareholder Approval and the Mercantile Shareholder Approval shall have been obtained.

6.1.2 Firstbank and Mercantile shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of Firstbank or Mercantile.

6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

6.1.6 The shares of Mercantile Common Stock to be issued as Merger Consideration shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

6.2 Conditions to Firstbank’s Obligation to Effect the Merger.

The obligation of Firstbank to effect the Merger is subject to the fulfillment (or waiver by Firstbank) at or prior to the Effective Time of the following additional conditions:

6.2.1 (a) The representations and warranties of Mercantile set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Mercantile Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Mercantile Material Adverse Effect for the purpose of this Section 6.2.1, (b) the representations and warranties of Mercantile set forth in Sections 4.2, 4.3.1, 4.3.2 and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Mercantile set forth in Section 4.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.2.2 Mercantile shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3 Mercantile shall have delivered to Firstbank a certificate, dated as of the Closing Date and signed on behalf of Mercantile by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4 Since December 31, 2012, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Mercantile Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Mercantile Material Adverse Effect for purposes of this Section 6.2.4.

6.2.5 Firstbank shall have received the opinion of Varnum LLP, acting as counsel to Firstbank, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Mercantile, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Firstbank and Mercantile as to such matters as such counsel may reasonably request.

6.3 Conditions to Mercantile’s Obligation to Effect the Merger.

The obligation of Mercantile to effect the Merger is subject to the fulfillment (or waiver by Mercantile) at or prior to the Effective Time of the following additional conditions:

6.3.1 (a) The representations and warranties of Firstbank set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Firstbank Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Firstbank Material Adverse Effect for the purpose of this Section 6.3.1, (b) the representations and warranties of Firstbank set forth in Sections 3.2, 3.3.1, 3.3.2 and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (c) the representations and warranties of Firstbank set forth in Section 3.1.1 will be true and correct as of the Closing Date as though made as of such date in all material respects.

6.3.2 Firstbank shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3 Firstbank shall have delivered to Mercantile a certificate, dated as of the Closing Date and signed on behalf of Firstbank by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4 Since December 31, 2012, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied shall not be deemed a Firstbank Material Adverse Effect for purposes of this Section 6.3.4.

6.3.5 Mercantile shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Mercantile, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Firstbank, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Firstbank and Mercantile as to such matters as such counsel may reasonably request.

ARTICLE VII

TERMINATION

7.1 Termination of Plan of Merger.

Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Firstbank Shareholder Approval or the Mercantile Shareholder Approval (the date of such termination, the “Termination Date”), as follows:

7.1.1 by mutual written consent of Firstbank and Mercantile;

7.1.2 by either Firstbank or Mercantile, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Firstbank, in the case of a termination by Firstbank, or (b) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3 by either Firstbank or Mercantile, if the Merger does not occur on or before March 31, 2014 (the “End Date”); provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Firstbank, in the case of a termination by Firstbank, or (b) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4 by either Firstbank or Mercantile (a) if the Firstbank Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Firstbank Shareholder Approval shall not have been obtained or (b) if the Mercantile Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Mercantile Shareholder Approval shall not have been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (i) the failure of Firstbank, in the case of a termination by Firstbank, or (ii) the failure of Mercantile, in the case of a termination by Mercantile, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Firstbank Shareholder Meeting or the Mercantile Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Firstbank Shareholder Approval or the Mercantile Shareholder Approval, as applicable, not having been obtained;

7.1.5 by Firstbank, if Mercantile shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Firstbank’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Firstbank of such breach or failure; provided, that Firstbank shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6 by Mercantile, if Firstbank shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Mercantile’s intention to terminate this Plan of Merger if such breach or failure is not cured) from Mercantile of such breach or failure; provided, that Mercantile shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7 by Firstbank prior to the receipt of the Mercantile Shareholder Approval if (a) the Mercantile Board of Directors shall have effected a Mercantile Adverse Recommendation Change; (b) the Mercantile Board of Directors shall have failed to reject a Mercantile Takeover Proposal and reaffirm the Mercantile Board Recommendation within five Business Days following the public announcement of such Mercantile Takeover Proposal and in any event at least two Business Days prior to the Mercantile Shareholder Meeting; (c) Mercantile enters into a Mercantile Acquisition Agreement; (d) Mercantile shall have materially breached Section 5.5; (e) subject to Mercantile’s rights to adjourn or postpone the Mercantile Shareholder Meeting as permitted by Section 5.6.5, Mercantile shall have failed to call, give proper notice of, convene and hold the Mercantile Shareholder Meeting; or (f) Mercantile or the Mercantile Board of Directors shall have publicly announced its intention to do any of the foregoing;

7.1.8 by Mercantile prior to the receipt of the Firstbank Shareholder Approval if (a) the Firstbank Board of Directors shall have effected a Firstbank Adverse Recommendation Change; (b) the Firstbank Board of Directors shall have failed to reject a Firstbank Takeover Proposal and reaffirm the Firstbank Board Recommendation within five Business Days following the public announcement of such Firstbank Takeover Proposal and in any event at least two Business Days prior to the Firstbank Shareholder Meeting; (c) Firstbank enters into a Firstbank Acquisition Agreement; (d) Firstbank shall have materially breached Section 5.4; (e) subject to Firstbank’s rights to adjourn or postpone the Firstbank Shareholder Meeting as permitted by Section 5.6.4, Firstbank shall have failed to call, give proper notice of, convene and hold the Firstbank Shareholder Meeting; or (f) Firstbank or the Firstbank Board of Directors shall have publicly announced its intention to do any of the foregoing;

7.1.9 by Firstbank prior to receipt of the Firstbank Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Firstbank Superior Proposal; provided, however, that (a) Firstbank has complied with Section 5.4 in all material respects and (b) Firstbank pays (or causes to be paid) the Firstbank Termination Fee and Firstbank Expense Reimbursement prior to or simultaneously with such termination;

7.1.10 by Mercantile prior to receipt of the Mercantile Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Mercantile Superior Proposal; provided, however, that (a) Mercantile has complied with Section 5.5 in all material respects and (b) Mercantile pays (or causes to be paid) the Mercantile Termination Fee and Mercantile Expense Reimbursement prior to or simultaneously with such termination.

7.2 Effect of Termination.

7.2.1 In the event that:

7.2.1.1 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(b) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to $7,900,000 (the “Mercantile Termination Fee”), plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Firstbank in connection with the authorization, preparation, negotiation, execution or performance of this Plan of Merger and the transactions contemplated by this Plan of Merger and the due diligence and evaluation by Firstbank of the transactions contemplated by this Plan of Merger, in an aggregate amount not to exceed $2,000,000 (the “Mercantile Expense Reimbursement”);

7.2.1.2 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.5 or by Firstbank or Mercantile pursuant to Section 7.1.4(b), Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Expense Reimbursement; and if (a) any Person shall have made (whether or not subsequently withdrawn) a Mercantile Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.5 or (ii) the Mercantile Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(b), and (b) at any time prior to the date that is 12 months after the date of any such termination, Mercantile or any of its Affiliates enters into any definitive agreement providing for a Mercantile Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to “10%” in the definition of “Mercantile Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Mercantile Takeover Proposal, then Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement (to the extent such Mercantile Expense Reimbursement has not been previously paid to Firstbank);

7.2.1.3 (a) this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.3, (b) any Person shall have made (whether or not subsequently withdrawn) a Mercantile Takeover Proposal prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Mercantile or any of its Affiliates enters into any definitive agreement providing for a Mercantile Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to “10%” in the definition of “Mercantile Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Mercantile Takeover Proposal, then Mercantile shall pay, or cause to be paid, to Firstbank cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement;

7.2.1.4 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.10, then Mercantile shall pay, or cause to be paid, to Firstbank, prior to or contemporaneously with such termination, cash in an amount equal to the Mercantile Termination Fee plus the Mercantile Expense Reimbursement (and any purported termination pursuant to Section 7.1.10 shall be void and of no force or effect unless Mercantile shall have made such payment);

7.2.1.5 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.8 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.8), Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to $7,900,000 (the “Firstbank Termination Fee”), plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Mercantile in connection with the authorization, preparation, negotiation, execution or performance of this Plan of Merger and the transactions contemplated by this Plan of Merger and the due diligence and evaluation by Mercantile of the transactions contemplated by this Plan of Merger, in an aggregate amount not to exceed $2,000,000 (the “Firstbank Expense Reimbursement”);

7.2.1.6 this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.6 or by Firstbank or Mercantile pursuant to Section 7.1.4(a), Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Expense Reimbursement; and if (a) any Person shall have made (whether or not subsequently withdrawn) a Firstbank Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the Firstbank Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(a), and (b) at any time prior to the date that is 12 months after the date of any such termination, Firstbank or any of its Affiliates enters into any definitive agreement providing for a Firstbank Takeover Proposal (provided that, for purposes of this Section 7.2.1.6, the references to “10%” in the definition of “Firstbank Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Firstbank Takeover Proposal, then Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement (to the extent such Firstbank Expense Reimbursement has not been previously paid to Mercantile);

7.2.1.7 (a) this Plan of Merger is terminated by Mercantile pursuant to Section 7.1.3, (b) any Person shall have made (whether or not subsequently withdrawn) a Firstbank Takeover Proposal prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Firstbank or any of its Affiliates enters into any definitive agreement providing for a Firstbank Takeover Proposal (provided that, for purposes of this Section 7.2.1.7, the references to “10%” in the definition of “Firstbank Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Firstbank Takeover Proposal, then Firstbank shall pay, or cause to be paid, to Mercantile cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement; or

7.2.1.8 this Plan of Merger is terminated by Firstbank pursuant to Section 7.1.9, then Firstbank shall pay, or cause to be paid, to Mercantile, prior to or contemporaneously with such termination, cash in an amount equal to the Firstbank Termination Fee plus the Firstbank Expense Reimbursement (and any purported termination pursuant to Section 7.1.9 shall be void and of no force or effect unless Firstbank shall have made such payment).

7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, (a) if Mercantile fails to pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Firstbank commences a suit that results in a judgment against Mercantile for the Mercantile Termination Fee or the Mercantile Expense Reimbursement, then Mercantile shall pay Firstbank its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Firstbank Termination Fee and the Firstbank Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (b) if

Firstbank fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Mercantile commences a suit that results in a judgment against Firstbank for the Firstbank Termination Fee or the Firstbank Expense Reimbursement, then Firstbank shall pay Mercantile its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Firstbank Termination Fee or the Firstbank Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3 On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.11, 5.12.4, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability on the part of Firstbank or Mercantile to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4 The Mercantile Termination Fee and the Mercantile Expense Reimbursement, as applicable, will be paid in the aggregate to Firstbank by or at the direction of Firstbank in immediately available funds in the case of Sections 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5 The Firstbank Termination Fee and the Firstbank Expense Reimbursement, as applicable, will be paid in the aggregate to Mercantile by or at the direction of Mercantile in immediately available funds in the case of Sections 7.2.1.5, 7.2.1.6 or 7.2.1.7, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.6 For the avoidance of doubt, (a) in no event shall Mercantile be required to pay the Mercantile Termination Fee or the Mercantile Expense Reimbursement on more than one occasion; and (b) in no event shall Firstbank be required to pay the Firstbank Termination Fee or the Firstbank Expense Reimbursement on more than one occasion.

ARTICLE VIII

CERTAIN DEFINITIONS

8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Antitrust Laws” means the applicable antitrust, competition or investment Laws of the United States of America.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means shares of Firstbank Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which NASDAQ is closed.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Firstbank Common Stock (other than Excluded Shares).

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Firstbank or Mercantile, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Firstbank or Mercantile, as applicable, or any Affiliate of Firstbank or Mercantile, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.

“FHLB” means the Federal Home Loan Bank.

“Firstbank Benefit Plan” means, other than any Multiemployer Plan, (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Firstbank Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Firstbank’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Firstbank or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Firstbank or any of its Subsidiaries has any Liability.

“Firstbank Board of Directors” shall mean the board of directors of Firstbank.

“Firstbank Material Adverse Effect” means a Material Adverse Effect with respect to Firstbank.

“Firstbank-Related Person” means any shareholder owning five percent or more of the issued and outstanding Firstbank Common Stock, any director or executive officer of Firstbank or any Firstbank Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Firstbank Restricted Stock” means any award of Firstbank Common Stock that is subject to restrictions based on performance or continuing service and granted under any Firstbank Stock Plan.

“Firstbank Shareholders” means holders of shares of Firstbank Common Stock.

“Firstbank Site” means a Site with respect to Firstbank or any Firstbank Subsidiary.

“Firstbank Stock Option” means any grant of an option to purchase a share or shares of Firstbank Common Stock under any Firstbank Stock Plan.

“Firstbank Stock Plans” means the Firstbank Stock Option and Restricted Stock Plan of 1997, the Firstbank 2006 Stock Compensation Plan, and the Firstbank Employee Stock Purchase Plan of 1999.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein”; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Knowledge” or any similar phrase means (a) with respect to Firstbank, the knowledge of the Persons set forth in Section 8.1 of the Firstbank Disclosure Letter, and (b) with respect to Mercantile, the knowledge of the Persons set forth in Section 8.1 of the Mercantile Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Firstbank Common Stock or Mercantile Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Firstbank Common Stock or Mercantile Common Stock, as applicable, shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (ix) acts or omissions of (A) Firstbank prior to the Effective Time taken at the written request of Mercantile or with the prior written consent of Mercantile or (B) Mercantile prior to the Effective Time taken at the written request of Firstbank or with the prior written consent of Firstbank, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Mercantile Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Mercantile Stock Plan, and (iii) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Mercantile’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Mercantile or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Mercantile or any of its Subsidiaries has any Liability.

“Mercantile Board of Directors” shall mean the board of directors of Mercantile.

“Mercantile Material Adverse Effect” means a Material Adverse Effect with respect to Mercantile.

“Mercantile-Related Person” shall mean any shareholder owning five percent or more of the issued and outstanding Mercantile Common Stock, any director or executive officer of Mercantile or any Mercantile Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Mercantile Restricted Stock” means any award of Mercantile Common Stock that is subject to restrictions based on performance or continuing service and granted under any Mercantile Stock Plan.

“Mercantile Shareholders” means holders of shares of Mercantile Common Stock.

“Mercantile Site” means a Site with respect to Mercantile or any Mercantile Subsidiary.

“Mercantile Stock Option” means any grant of an option to purchase a share or shares of Mercantile Common Stock under any Mercantile Stock Plan.

“Mercantile Stock Plans” means the Mercantile 2000 Employee Stock Option Plan, the Mercantile 2004 Employee Stock Option Plan, the Mercantile Independent Director Stock Option Plan, the Mercantile Stock Incentive Plan of 2006 (as amended and restated), and Mercantile Employee Stock Purchase Plan of 2002.

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“NLRB” means the National Labor Relations Board.

“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Firstbank SEC Reports or Mercantile SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth on Section 8.1 of the Firstbank Disclosure Letter or Section 8.1 of the Mercantile Disclosure Letter, and (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Firstbank Material Adverse Effect or a Mercantile Material Adverse Effect, as applicable.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Regulation O” means Regulation O of the Federal Reserve Board.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Site” means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

“Transaction Documents” means (a) the Joint Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2 For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Plan of Merger will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to “dollars” or “$” shall be to U.S. dollars.

8.3 The following terms are defined on the following pages of this Plan of Merger:

Acceptable Firstbank Confidentiality Agreement	59
Acceptable Mercantile Confidentiality Agreement	62
Applicable Banking Laws	69
Award	4
Bank Consolidation	70
Banking Filings	69
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	73
Constituent Corporation	2
Converted Stock-Based Award	4
Effective Time	2
End Date	81
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
Excluded Shares	3
Firstbank	1
Firstbank Acquisition Agreement	60
Firstbank Adverse Recommendation Change	60
Firstbank Banks	70
Firstbank Board Recommendation	9
Firstbank Call Reports	12
Firstbank Common Stock	11
Firstbank Designees	71
Firstbank Disclosure Letter	8
Firstbank Expense Reimbursement	84
Firstbank Investment Banker	23
Firstbank Material Contract	17
Firstbank Preferred Stock	11
Firstbank SEC Reports	26
Firstbank Share-Based Awards	11
Firstbank Shareholder Approval	8
Firstbank Shareholder Meeting	66
Firstbank Subsidiaries	9
Firstbank Subsidiary	9

Firstbank Superior Proposal	61
Firstbank Takeover Proposal	61
Firstbank Termination Fee	84
Firstbank-Owned Intellectual Property	16
Firstbank’s Financial Statements	12
Indemnified Party	74
Intended Tax Treatment	76
Joint Proxy Statement	65
Maximum Amount	74
MBCA	1
Mercantile	1
Mercantile Acquisition Agreement	63
Mercantile Adverse Recommendation Change	63
Mercantile Board Recommendation	28
Mercantile Call Reports	31
Mercantile Common Stock	30
Mercantile Designees	71
Mercantile Disclosure Letter	27
Mercantile Expense Reimbursement	83
Mercantile Investment Banker	43
Mercantile Material Contract	36
Mercantile Preferred Stock	30
Mercantile SEC Reports	46
Mercantile Share-Based Awards	30
Mercantile Shareholder Approval	28
Mercantile Shareholder Meeting	67
Mercantile Subsidiaries	28
Mercantile Subsidiary	28
Mercantile Superior Proposal	64
Mercantile Takeover Proposal	64
Mercantile Termination Fee	83
Mercantile-Owned Intellectual Property	35
Mercantile’s Financial Statements	31
Merger	1
Merger Consideration	3
Plan of Merger	1
Pre-Merger Special Dividend	77
Registration Statement	65
Regulatory Agreement	14
Surviving Corporation	2
Termination Date	81

ARTICLE IX

MISCELLANEOUS

9.1 No Third-Party Beneficiaries.

This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of the holders of Firstbank Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares, and any holder of an Award granted under a Firstbank Stock Plan.

9.2 Specific Performance.

9.2.1 The parties agree that irreparable damage to Firstbank or Mercantile, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) Firstbank shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Mercantile or to enforce specifically the terms and provisions of this Plan of Merger and (b) Mercantile shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Firstbank or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Firstbank or Mercantile, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Firstbank and Mercantile, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3 Neither Firstbank nor Mercantile, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3 Entire Agreement.

This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4 Succession and Assignment.

This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Firstbank, Mercantile, and, in the case of assignment by Mercantile, Firstbank.

9.5 Construction.

The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6 Exclusive Jurisdiction.

Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7 Waiver of Jury Trial.

Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8 Notices.

All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Firstbank:	With a copy to:

Firstbank Corporation Attention: Thomas R. Sullivan 311 Woodworth Avenue P.O. Box 1029 Alma, MI 48801	Varnum LLP Attention: Harvey Koning Bridgewater Place 333 Bridge Street, N.W., Suite 1700 Grand Rapids, MI 49504

Facsimile: (989) 466-2042 Telephone: (989) 466-7347 Email: tsullivan@firstbankmi.com	Facsimile: (616) 336-7000 Telephone: (616) 336-6588 Email: hkoning@varnumlaw.com

If to Mercantile: Mercantile Bank Corporation Attention: Michael Price 310 Leonard Street, N.W. Grand Rapids, MI 49504	With a copy to: Warner Norcross & Judd LLP Attention: Gordon R. Lewis 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, MI 49503-2487

Facsimile: (616) 726-1201 Telephone: (616) 726-1600 Email: mprice@mercbank.com	Facsimile: (616) 222-2752 Telephone: (616) 752-2752 Email: glewis@wnj.com

9.9 Governing Law.

This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

9.10 Counterparts.

This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11 Headings.

The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

9.12 Calculation of Dates and Deadlines.

Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

9.13 Severability.

If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14 Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15 Amendments.

This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Firstbank, by the Firstbank Board of Directors and, in the case of Mercantile, by the Mercantile Board of Directors at any time before or after the receipt of the Firstbank Shareholder Approval or the Mercantile Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Firstbank Shareholders or the Mercantile Shareholders, as applicable, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Firstbank and Mercantile.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

FIRSTBANK CORPORATION

By:	Thomas R. Sullivan
Its:	President and Chief Executive Officer

MERCANTILE BANK CORPORATION

By:	Michael H. Price
Its:	Chairman of the Board, President
and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger